Exhibit 10.1

ASSET PURCHASE AGREEMENT by and among NOVAN, INC., EPI HEALTH, LLC and LIGAND PHARMACEUTICALS INCORPORATED July 17, 2023

TABLE OF CONTENTS

Section 9.21 Counterparts; Facsimile and Email Signatures	65
Section 9.22 Time of Essence	65

Schedule 2.1(b): Commercial Business Assets
Schedule 2.6(a): Assumed Contract List

Exhibit A    -    Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B     -    Form of Lease Assignment
Exhibit C    -    Form of Patent Assignment
Exhibit D    -    Form of Trademark Assignment
Exhibit E    -    Form of Sale Procedure Order

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 17, 2023, by and among Novan, Inc., a Delaware corporation (“Novan”), EPI Health, LLC, a South Carolina limited liability company (“EPI Health” and, together with Novan, “Sellers” or the “Debtors”), and Ligand Pharmaceuticals Incorporated, a Delaware corporation (together with its permitted successors, designees and assigns, “Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Article I.
WHEREAS, on the date hereof, Sellers intend to file voluntary petitions for relief (the “Chapter 11 Cases”) pursuant to Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”);
WHEREAS, the Parties entered into a debtor-in-possession credit facility, pursuant to which certain lenders agreed to provide a secured super-priority debtor-in-possession loan facility to the Debtors pursuant to the DIP Order (as defined below) and the DIP Loan Documents (as defined below) (such credit facility, the “DIP Facility”);
WHEREAS, Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to acquire and assume from Sellers, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Purchased Assets and the Assumed Liabilities upon the terms and subject to the conditions set forth herein;
WHEREAS, Sellers intend to seek entry of Sale Procedures Order by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) upon the terms and subject to the conditions set forth herein and in the Sale Procedures Order;
WHEREAS, Sellers intend to seek the entry of the Sale Order by the Bankruptcy Court approving this Agreement and authorizing Sellers to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth herein and in the Sale Order;
WHEREAS, the board of directors, board of managers or other applicable governing body of each Seller has determined that it is advisable and in the best interests of such Seller’s creditors, equity holders and estate and the beneficiaries of such estate to consummate the Contemplated Transactions provided for herein pursuant to the Sale Procedures Order and the Sale Order and has approved this Agreement, subject to higher and better offers as contemplated by the Sale Procedures Order; and
WHEREAS, the Contemplated Transactions are subject to the approval of the Bankruptcy Court, subject to higher and better offers as contemplated by the Sale Procedures Order, and will be consummated only pursuant to the Sale Order to be entered by the Bankruptcy Court.
NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS
“Accounts Receivable” means (a) all accounts, accounts receivable, contractual rights to payment, notes, notes receivable, negotiable instruments, chattel paper, and vendor and supplier rebates of Sellers as conducted by the Sellers and (b) any security interest, claim, remedy or other right related to any of the foregoing.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Alternate Transaction” means a transaction or series of related transactions pursuant to which Sellers, pursuant to the Sale Procedures Order, (a) accept one or more Qualified Bids, other than that of Buyer, as the highest and best offer, or (b) sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by Sellers or otherwise), including pursuant to a Plan or refinancing, all or substantially all of the Purchased Assets (or agrees to do any of the foregoing) in a transaction or series of transactions to a Person or Persons other than Buyer, but does not mean the sale of assets to customers conducted in the Ordinary Course of Business; provided that with respect to any series of related transactions described herein, the first such transaction in such series constitutes an “Alternate Transaction” for purposes of Section 8.1 and Section 8.3.
“Applicable Deadline” means August 11, 2023.
“Assumed Contract List” means Schedule 2.6(a) hereto (as such schedule may be updated pursuant to Section 2.6(a)).
“Assumed Contracts” means those Leases and Contracts that have been assumed by Sellers and assigned to Buyer pursuant to Section 2.6 and Section 365 of the Bankruptcy Code, which, for the avoidance of doubt shall not include any Non-Real Property Contract or Lease that is excluded and rejected pursuant to Section 2.6.
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Assumed Permits” means all Permits that are transferable in accordance with their terms and under applicable Law, but excluding all Permits to the extent related primarily to any Excluded Asset (including any Lease that is not an Assumed Contract).
“Auction” means the auction for the sale and assignment of the Purchased Assets as specified in the Sale Procedures Order.
“Bankruptcy Code” has the meaning set forth in the recitals.
“Bankruptcy Court” has the meaning set forth in the recitals.
“Bid” means a bid by the Buyer equal to $15,000,000, which is subject to payment (a) by offset, on a dollar-for-dollar basis, against all outstanding Obligations (as defined in the DIP

Facility) under the DIP Facility, and (b) cash in the amount of the difference between $15,000,000 and all outstanding Obligations (as defined in the DIP Facility) under the DIP Facility.
“Bid And Release” has the meaning set forth in Section 2.5(b)(i).
“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement, substantially in the form attached as Exhibit A hereto.
“Breakup Fee” means a breakup fee equal to three percent (3%) of the amount of the Bid.

“Business Authorizations” has the meaning set forth in Section 3.20(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in Wilmington, Delaware shall be authorized or required by Law to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Released Parties” has the meaning set forth in Section 5.8.
“Chapter 11 Cases” has the meaning set forth in the recitals.
“Claim” means a “claim” as defined in section 101(5) of the Bankruptcy Code, whether arising before or after the Petition Date.
“Closing” means the closing of the transactions contemplated by this Agreement, which shall be deemed to have occurred at 12:01 a.m. (Eastern Time) on the Closing Date.
“Closing Date” means the second Business Day after the date on which all conditions to the obligations of Sellers and Buyer to consummate the Contemplated Transactions set forth in Article VII (other than conditions with respect to actions Sellers and/or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived by the Party entitled to waive that condition, or at such other time or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto.
“Commercial Business Assets” has the meaning set forth in Section 2.1(b).
“Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases.
“Company SEC Documents” has the meaning set forth in Section 3.16(b).
“Consent” means any approval, consent, ratification, permission, clearance, designation, qualification, waiver or authorization, or an order of the Bankruptcy Court that deems or renders any of the foregoing unnecessary.
“Contemplated Transactions” means the sale by Sellers to Buyer, and the purchase by Buyer from Sellers, of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities.
“Contract” means any written or oral agreement, contract, lease, sublease, indenture, mortgage, instrument, guaranty, loan or credit agreement, note, bond, customer order, purchase order, sales order, sales agent agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, license agreement, contribution agreement, partnership agreement or other arrangement, understanding, permission or commitment that, in each case, is legally-binding.
“Conversion Trigger Event” has the meaning set forth in Section 5.2(i).
“Cure Amounts” has the meaning set forth in Section 2.6(b).
“Current Employees” means all individuals employed by Sellers as of the day before the Closing Date, whether active or not (including those on short-term disability, leave of absence, paid or unpaid, or long-term disability).
“Data” has the meaning set forth in Section 3.20(h).
“Debtors” has the meaning set forth in the preamble.
“Development Assets” has the meaning set forth in Section 2.1(a).
“DIP Budget” shall have the same meaning as the term “Approved Budget” as defined in the DIP Order.
“DIP Facility” has the meaning set forth in the recitals.
“DIP Indebtedness” means all “DIP Obligations” as defined in the DIP Order.
“DIP Lender” shall have the same meaning given such term in the DIP Order.
“DIP Loan Agreement” shall have the same meaning as the term “DIP Credit Agreement” as defined in the DIP Order.
“DIP Loan Documents” shall have the meaning given such term in the DIP Order, and for the avoidance of doubt shall include all guarantees, all other security agreements, pledge agreements, notes, guarantees, mortgages, certificates, Uniform Commercial Code financing statements and all other related agreements, instruments and other documents, in each case relating to the DIP Indebtedness, and executed and/or delivered in connection therewith by the Sellers.
“DIP Order” means as of any date of determination (i) the Interim Order (I) Authorizing Debtors to (A) Obtain Postpetition Financing and (B)  Use Cash Collateral, (II) Granting Adequate Protection to Prepetition Secured Lender(III) Scheduling a Final Hearing, and (IV) Granting Related Relief that is anticipated to be entered by the Bankruptcy Court on or about July 21, 2023 (the “Interim Order”) or (ii) the Final Order (as defined in the Interim Order), whichever such Order is then in effect.
“DIP Secured Parties” shall have the same meaning given such term in the DIP Order.
“Disclosure Schedule” has the meaning set forth in Article III.
“Employee Benefit Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), (b) employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, program, policy, agreement or arrangement and (c) any other benefit or compensation plan, program, agreement or arrangement of any kind, providing for compensation, bonuses, profit-sharing, or other forms of incentive or deferred compensation, vacation benefits, insurance, medical, dental, vision, prescription or fringe benefits, life insurance, disability or sick leave benefits or post-employment or retirement benefits, in each case, maintained or contributed to by any Seller or in which any Seller participates or participated and that provides benefits to any Current Employee or Former Employee.
“Employee Roster” has the meaning set forth in Section 3.9(a).
“Environmental Laws” all applicable Laws concerning pollution or protection of the environment, human health and safety, and natural resources.
“EPI Health” has the meaning set forth in the preamble.
“Equipment” means any and all equipment, computers, machinery, furniture, spare parts, furnishings, fixtures, office supplies, supply inventory, vehicles and all other fixed assets.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Claims” means all rights (including rights of set-off and rights of recoupment), refunds, claims, counterclaims, demands, causes of action and rights to collect damages of Sellers against third parties to the extent related primarily to any Excluded Asset or Excluded Liability.
“Excluded Employee” has the meaning set forth in Section 6.4(b).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“FDA” means the United States Food and Drug Administration.
“Final Order” means: (a) an order or judgment of the Bankruptcy Court, as entered on the docket in any Chapter 11 Cases (or any related adversary proceeding or contested matter) or the docket of any other court of competent jurisdiction; or (b) an order or judgment of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any order or judgment entered by the Bankruptcy Court (or any other court of competent jurisdiction, including in an appeal taken) in the Chapter 11 Cases (or in any related adversary proceeding or contested matter), in each case that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired according to applicable law and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the bankruptcy rules or the local bankruptcy rules of the Bankruptcy Court, may be filed relating to such order shall not prevent such order from being a Final Order.
“Former Employees” means all individuals who have been employed by the Sellers (or any of their predecessors) who are not Current Employees.

“Fraud” means, with respect to any party to this Agreement, Delaware common law fraud with a specific intent to deceive (and not a constructive fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) with respect to the making of any of the representations and warranties by Sellers contained in Article III, the officer’s certificate required to be delivered pursuant to Section 7.1(g) or any Related Agreement, and not with respect to any other matters; provided that, notwithstanding anything herein to the contrary, solely for purposes of Section 7.1(e) and Section 8.1(i), “Fraud” means, with respect to any party to the DIP Loan Agreement, Delaware common law fraud with a specific intent to deceive (and not a constructive fraud, equitable fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) with respect to the making of any of the representations and warranties by Sellers contained in the DIP Loan Agreement or in any officer’s certificate required to be delivered pursuant thereto, and not with respect to any other matters.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“Governmental Entity” means any United States federal, state or local or non-United States governmental or regulatory authority, agency, commission, court, body or other governmental entity.
“Hazardous Substance” means any toxic or hazardous material, substance or waste as to which Liability or standards of conduct may be imposed under any Environmental Laws.
“Health Care Laws” means, to the extent applicable to the Sellers or the Purchased Assets (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the regulations promulgated pursuant to such statutes and any comparable state laws; (ii) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), and the regulations promulgated thereunder and any comparable state laws, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vi) quality, safety and accreditation standards and requirements of all applicable state laws or Governmental Authorities; (and (vii) any and all other applicable health care laws, rules, codes, statutes, ordinances, regulations, manual provisions, policies and administrative guidance, each of (i) through (vii) as may be amended from time to time.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, any and all rules or regulations promulgated from time to time thereunder, and any comparable state laws.
“Indebtedness” has the meaning set forth in Section 5.3(b)(iii).
“Insurance Policy” means each primary, excess and umbrella insurance policy, bond and other forms of insurance owned or held by or on behalf of Sellers and their operations, properties and assets, including, without limitation, all stop-loss insurance policies with respect to Sellers’ self-insured medical and/or dental insurance programs.

“Intellectual Property” means any and all rights, title and interest in or relating to intellectual property of any type, which may exist or be created under the Laws of any jurisdiction throughout the world, including: (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, trade dress, logos, slogans, trade names, service names, brand names, Internet domain names and all other source or business identifiers and general intangibles of a like nature, along with all applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights, database and design rights, whether or not Registered or published, all registrations and recordations thereof and applications in connection therewith, along with all extensions and renewals thereof; (d) trade secrets; and (e) all other intellectual property rights related to the business of the Sellers.
“Intellectual Property Assignments” means the Patent Assignment and the Trademark Assignment.
“Interim Order” has the meaning set forth in this Article I under the definition of “DIP Order.”
“Inventory” means all inventory (including finished goods, supplies, raw materials, work in progress, spare, replacement and component parts) maintained or held by, stored by or on behalf of, or in transit to, any Seller, whether for sale or non-commercial use (e.g., validation) or otherwise, together with any interests therein, including (x) being held by customers pursuant to consignment arrangements or (y) being held by suppliers or vendors under tolling or similar arrangements.
“IRB” has the meaning set forth in Section 3.20(i).
“IRC” means the United States Internal Revenue Code of 1986, as amended.
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, telecommunication hardware, audio/video hardware, security system hardware, data communications lines, and all other information technology Equipment, and all associated documentation.
“Law” means any federal, state, provincial, local, municipal, foreign or international, multinational or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, Order, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, determination, decision, opinion, guidance or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, or court of competent jurisdiction, or other legal requirement or rule of law, including applicable building, zoning, subdivision, health and safety and other land use Laws.
“Lease Assignment” means a lease assignment agreement, substantially in the form attached as Exhibit B hereto.
“Leased Real Property” means all (i) leasehold or sub-leasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used in or otherwise related to the business of the Sellers, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Sellers thereunder, and (ii) any buildings, structures, improvements and fixtures located on any Leased Real Property which are owned by Seller, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property (“Leasehold Improvements”).
“Leasehold Improvements” has the meaning set forth in this Article I in the definition of “Leased Real Property”.
“Leases” means all leases, subleases, licenses, concessions and other Contracts, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, in each case pursuant to which any Seller holds any Leased Real Property.
“Liability” means, as to any Person, any debt, Claim, liability (including any liability that results from, relates to or arises out of tort or any other product liability claim), duty, responsibility, obligation, commitment, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, or premium of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred, or asserted or when the relevant events occurred or circumstances existed.
“Lien” means any lien (as defined in Section 101(37) of the Bankruptcy Code), encumbrance, right, demand, charge, mortgage, deed of trust, option, pledge, security interest or similar interests, title defects, hypothecations, easements, rights of way, encroachments, judgments, conditional sale or other title retention agreements and other similar impositions, imperfections or defects of title or restrictions on transfer or use (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Chapter 11 Cases, and whether imposed by agreement, understanding, Law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability).
“Material Adverse Effect” means any change, event, effect, development, condition, circumstance or occurrence (when taken together with all other changes, events, effects, developments, conditions, circumstances or occurrences), that (a) is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), value or results of operations of the Purchased Assets (taken as a whole); provided, however, that no change, event, effect, development, condition, circumstance or occurrence related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) the filing of a voluntary petition under Chapter 11 of the Bankruptcy Code or the effect, directly or indirectly, of such filing, including (A) any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby or thereby, (2) the reorganization of the Sellers, (3) the Sale Procedures Order or (4) the assumption or rejection of any Assumed Contract and (B) any Order of the Bankruptcy Court or any actions or omissions of the Sellers or their Subsidiaries in compliance therewith; (ii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreements, except to the extent that such change has a materially disproportionate adverse effect on the business of the Sellers relative to the adverse effect that such changes have on other companies in the industry in which the business of the Sellers operates; (iii) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, except to the extent that such change has a materially disproportionate adverse effect on the business of the Sellers relative to the adverse effect that such changes have on other companies in the industry in which the business of the Sellers operates; (iv) resulting from any act of God or other force majeure event (including natural disasters) (but, and notwithstanding anything contained in this paragraph to the contrary, excluding, for the avoidance of doubt, any global or national epidemic, pandemic (whether or not declared as such by any Governmental Body) or viral outbreak (including the “Coronavirus” or “COVID-19” pandemic), except to the extent that such change has a materially disproportionate adverse effect on the business of the Sellers relative to the adverse effect that such changes have on other companies in the industry in which the business of the Sellers operates); or (v) changes in Law or in GAAP or interpretations thereof; or (b) would reasonably be expected to prevent, materially delay or materially impair to the ability of any Seller to consummate the transactions contemplated by this Agreement or the Related Agreements on the terms set forth herein and therein.
“Material Contract” has the meaning set forth in Section 3.6.
“Non-Real Property Contracts” means the Contracts to which any Seller is a party other than the Leases.
“Novan” has the meaning set forth in the preamble.
“Offeree” has the meaning set forth in Section 6.4(a).
“Order” means any judgment, decree, ruling, decision, opinion, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, judicial order, administrative order or any other order of any Governmental Entity.
“Ordinary Course of Business” means the ordinary and usual course of business of Sellers taken as a whole consistent with past custom and practice and taking into account the commencement of the Chapter 11 Cases.
“Outside Date” means September 26, 2023 (subject to Section 5.2(i)).
“Owned Intellectual Property” has the meaning set forth in Section 3.7(a).
“Parties” has the meaning set forth in the preamble.
“Patent Assignment” means a patent assignment agreement, substantially in the form attached as Exhibit C hereto.
“Permit” means any and all franchise, approval, permit (including environmental, construction and operation permits), license, order, registration, certificate, variance, Consent, exemption, clearance, exemption, classification, tariff, rate schedule or other authorization issued, granted, given or otherwise obtained or required to be obtained, from or by any Governmental Entity, under the authority thereof or pursuant to any applicable Law, including all Business Authorizations and Product Registrations.
“Permitted Liens” means (a) Liens for Taxes which are (i) being contested in good faith by appropriate proceedings or (ii) not due and payable as of the Closing Date and which shall be prorated or released at Closing, and, in each case of clauses (i) and (ii), for which adequate reserves have been made on the Financial Statements in accordance with GAAP and which shall be prorated or otherwise released at Closing; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to real property incurred in the Ordinary Course of Business which are being contested in good faith by appropriate proceedings for which adequate reserves have been made on the Financial Statements in accordance with GAAP and which shall be prorated or otherwise released at Closing; (c) with respect to real property, zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Sellers, except where any such violation would not, individually or in the aggregate, materially impair the use, operation or transfer of the affected property or the conduct of the business of the Sellers thereon as it is currently being conducted; (d) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair value or the use or occupancy of such real property or materially interfere with the operation of the business of the Sellers at such real property; (e) with respect to Leasehold Improvements, any reversion or similar rights to the landlord or other third party upon expiration or termination of the applicable Lease; (f) any Liens held by Buyer pursuant to the Royalty Agreement and (g) any Liens associated with or arising in connection with any Assumed Liabilities.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Entity or any group or syndicate of any of the foregoing.
“Personal Property Leases” means all leases of personal property relating to personal property used by Sellers or to which any Seller is a party or by which the properties or assets of any Seller are bound.
“Petition Date” means the date of the filing of the Chapter 11 Cases.
“Plan” means a Chapter 11 plan of reorganization or liquidation proposed by the Sellers and/or the Committee in the Chapter 11 Cases.
“Proceeding” means any action, cause of action, suit, claim, investigation, mediation, audit, grievance, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity and whether before any Governmental Entity or arbitrator.
“Products” means, collectively, the Commercial Business Assets and the Development Assets.
“Product Registrations” has the meaning set forth in Section 3.20(a).
“Professional Services” means any legal services, accounting services, financial advisory services, investment banking services or any other professional services provided by the Sellers’ advisers obtained pursuant to any order of the Bankruptcy Court.
“Purchase Price” has the meaning set forth in Section 2.5(a).
“Purchased Assets” has the meaning set forth in Section 2.1
“Purchased Avoidance Actions” means all causes of action, lawsuits, claims, rights of recovery and other similar rights of any Seller, including avoidance claims or causes of action under Chapter 5 of the Bankruptcy Code relating to the business of the Sellers or the Purchased Assets.
“Purchased Inventory” means Inventory that is part of the Purchased Assets as set forth in Section 2.1.

“Qualified Bid” means competing bids qualified for the Auction in accordance with the Sale Procedures Order. For the avoidance of doubt, any bid that does not include an express assignment and assumption of the Royalty Agreement, without modification, shall not be deemed a Qualified Bid.
“Recall” has the meaning set forth in Section 3.14(b).
“Records” means the books, records, information, ledgers, files, invoices, documents, work papers, correspondence, lists (including customer lists, supplier lists and mailing lists), plans (whether written, electronic or in any other medium), drawings, designs, specifications, creative materials, advertising and promotional materials, marketing plans, studies, reports, data and similar materials related to the business of the Sellers.
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.
“Related Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Intellectual Property Assignments, the Lease Assignment, the Transition Services Agreement (if applicable) and any other instruments of transfer and conveyance as may be required under applicable Law to convey valid title of the Purchased Assets to Buyer.
“Remaining SB206 Critical Vendor Cure Payment Amount” means the remaining portion available for payment of the Budgeted SB206 Critical Vendor Cure Payments in the aggregate at the Closing.
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“Reports” has the meaning set forth in Section 3.20(d).
“Representative” means a Person’s officers, directors, managers, employees, advisors, representatives (including its legal counsel and its accountants) and agents.
“Restricted Period” has the meaning set forth in Section 6.9.
“Royalty Agreement” means that certain Development Funding and Royalties Agreement, dated as of May 4, 2019 (as amended from time to time), to which Buyer and Novan are each a party.
“Sale Hearing” means the hearing conducted in the Bankruptcy Court seeking entry of the Sale Order.
“Sale Motion” means a motion filed by the Sellers, in form and substance reasonably satisfactory to the Sellers and the Buyer, with the Bankruptcy Court styled as the Motion of Debtors for Entry of Orders (I)(A) Approving Bidding Procedures for Sale of Substantially All of Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances and Designating Ligand Pharmaceuticals as a Stalking Horse Bidder, (B) Scheduling an Auction and Approving the Form and Manner of Notice Thereof, (C) Approving Assumption and Assignment Procedures and (D) Scheduling a Sale Hearing and Approving the Forms and Manner of Notice Thereof; (II)(A) Approving the Sale of the Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances After the Auction and (B) Approving the Assumption and Assignment of Executory Contracts and Unexpired Leases; and (III) In the Alternative, Approving the Sale of the Debtors’ Assets Free and Clear of Liens, Claims, Interests, and Encumbrances to Ligand Pharmaceuticals If Not Approved as the Stalking Horse Bidder, which Sale Motion requests, among other things, authority to sell all or substantially all of the Debtors’ assets, entry of the

Sale Procedures Order, authority for the Debtors to enter into this Agreement and Related Agreements, and entry of the Sale Order approving this Agreement and Related Agreements.
“Sale Order” means an Order of the Bankruptcy Court: (a) approving (i) this Agreement and the other Related Agreements and the execution, delivery, and performance by Sellers of this Agreement, the other Related Agreements and the other instruments and agreements contemplated hereby and thereby, (ii) the sale of the Purchased Assets to Buyer free and clear of all Liens, other than Permitted Liens and any Liens included in the Assumed Liabilities, (iii) the assumption of the Assumed Liabilities by Buyer on the terms set forth herein and in the other Related Agreements and (iv) the assumption and assignment to Buyer of the Assumed Contracts on the terms set forth herein and in the other Related Agreements; (b) determining that Buyer is a good faith purchaser; and (c) providing that the Closing will occur in accordance with the terms and conditions hereof.
“Sale Order Deadline” means September 11, 2023, unless extended by the Seller.
“Sale Procedures Order” means an order of the Bankruptcy Court approving the sale procedures relief requested in the Sale Motion in substantially the form attached as Exhibit E hereto.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SB206” means berdazimer gel, 10.3%.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” or “Sellers” has the meaning set forth in the preamble.
“Sellers’ Knowledge” (or words of similar import) means the actual or constructive knowledge, after due inquiry, of Paula Brown Stafford, John Donofrio, John M. Gay, Carri Geer and Tomoko Maeda-Chubachi.
“Studies” has the meaning set forth in Section 3.20(h).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other persons performing similar functions with respect to such corporation) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director, managing member, or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means any United States federal, state or local or non-United States income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, real property, personal property, ad valorem, escheat, sales, use, transfer, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever (however denominated), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether or not disputed.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Event” has the meaning set forth in Section 8.1.
“Trademark Assignment” means a trademark assignment agreement, substantially in the form attached as Exhibit D hereto.
“Transfer Tax” means any stamp, documentary, registration, transfer, added-value or similar Tax imposed under any applicable Law in connection with the transactions contemplated by this Agreement.
“Transferred Employees” has the meaning set forth in Section 6.4(b).
“Transferring Party” has the meaning set forth in Section 5.1(c).
“Transition Services Agreement” has the meaning set forth in Section 5.9.
“Willful Breach” has the meaning set forth in Section 8.4.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Purchased Assets. Pursuant to sections 105, 363 and 365 of the Bankruptcy Code, on the terms and subject to the conditions set forth in this Agreement (including, without limitation, Section 4.7 below), at the Closing, Buyer shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Buyer, all of the Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Permitted Liens and any Liens included in the Assumed Liabilities), for the consideration specified in Section 2.5. “Purchased Assets” shall mean all of the, direct or indirect, right, title and interest of Sellers in, to and under the tangible and intangible assets (including goodwill), properties, rights, going concern value, claims and Contracts used, useful, or held for use in, or related to, the business of the Sellers (but excluding Excluded Assets) wherever situated and of whatever kind and nature, real or personal, as of the Closing, including:
(a)    all of the Sellers’ right, title and interest in and to SB206 and all related Intellectual Property, Equipment, supplies and materials, Business Authorizations and Product Registrations (including new drug applications), files, records (including clinical and pre-clinical data), know-how, manufacturing assets and leases related to the same (collectively, the “Development Assets”);
(b)    all of the Sellers’ right, title and interest in and to the products listed on Schedule 2.1(b) and all of the other Products of Sellers (other than those included in the

Development Assets) and all related Intellectual Property, Equipment, supplies and materials, Business Authorizations and Product Registrations (including new drug applications), files, records (including clinical and pre-clinical data), know-how, manufacturing assets and leases related to the same (collectively, the “Commercial Business Assets”);
(c)    all Inventory of Sellers as of the Closing, including all rights of Sellers to receive such Inventory, supplies and materials which are on order as of the Closing, whether or not obsolete or carried on Sellers’ books of account, in each case, with any transferable warranty and service rights related thereto;
(d)    all Assumed Contracts that have been assumed by and assigned to Buyer pursuant to Section 2.6;
(e)    all Intellectual Property owned by Sellers (to the extent not included in Section 2.1(a));
(f)    all tangible assets (including Equipment, accessories, materials and all other similar items of tangible personal property or capital assets) of Sellers, including any tangible assets of Sellers located at any Leased Real Property and any other tangible assets on order to be delivered to any Seller, regardless of where located;
(g)    all Records, including Records related to Taxes paid or payable by any Seller related to the business of the Sellers;
(h)    the Leased Real Property to the extent associated with an Assumed Contract, including any Leasehold Improvements and all permanent fixtures, improvements, and appurtenances thereto and including any security deposits or other deposits delivered in connection therewith, and all rights under any undrawn letters of credit associated with any such security deposits;
(i)    all goodwill of Sellers as a going concern or related to the Purchased Assets, including all goodwill associated with the Intellectual Property owned by Sellers and all rights under any confidentiality agreements executed by any third party for the benefit of any of Sellers to the extent relating to the Purchased Assets and/or the Assumed Liabilities (or any portion thereof);
(j)    all of the Assumed Permits and all rights, interests, and benefits accruing under all Assumed Permits, and all pending applications therefor;
(k)    all insurance benefits and policies relating to or insuring any of the Purchased Assets or Assumed Liabilities (including returns, recoveries and refunds of any premiums paid, or other amounts due back to Sellers);
(l)    all other rights of Sellers against third parties (including suppliers, vendors, merchants, distributors, manufacturers and counterparties to leases, licensees, licensors or of any Seller arising under or related to any Assumed Contract, other Purchased Asset or Assumed Liability), including causes of action, claims, counterclaims, defenses, credits, rebates (including any vendor or supplier rebates), demands, allowances, refunds, rebates, credits, allowances, Proceedings, rights of set off, rights of recovery, rights of subrogation, rights of recoupment, rights under or with respect to express or implied guarantees, warranties, representations, covenants or indemnities made by such third parties or other similar rights, in each case at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, now existing or hereafter acquired, contingent or noncontingent, including the Purchased Avoidance Actions;
(m)    all credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, deposits (including customer deposits and security deposits for rent, electricity, telephone, or otherwise), prepaid or deferred charges, expenses and duties (including any of the foregoing related to Assumed Contracts) arising under or relating to the Purchased Assets or the Assumed Liabilities;
(n)    all rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers, contractors and any other Person to the extent relating to Equipment purchased by, products sold by, or services provided to Sellers or to the extent affecting any Purchased Assets and/or Assumed Liabilities;
(o)    all rights and obligations under non-disclosure, confidentiality, non-compete, non-interference, non-solicitation, and similar arrangements or Contracts with any current or former employees and/or agents of Sellers or with third parties;
(p)    all of the Sellers’ telephone numbers, fax numbers, e-mail addresses, websites, URLs and internet domain names;
(q)    all rights arising from any refunds, overpayments, credits or rebates due from federal, state and/or local Governmental Entities with respect to Taxes related to the Purchased Assets or Assumed Liabilities;
(r)    all IT Assets; and
(s)    all other assets that are related to or used in connection with the Purchased Assets or the business of the Sellers (but excluding all of the Excluded Assets).
Section 2.2    Excluded Assets. Notwithstanding Section 2.1, Buyer expressly understands and agrees that Buyer is not purchasing or acquiring, and the Sellers are not selling or assigning, any of the following assets, properties and rights of Sellers (the “Excluded Assets”):
(a)    all Accounts Receivable of Sellers as of the Closing;
(b)    all cash, cash equivalents, bank deposits and similar cash items of Sellers, and all bank accounts of Sellers (other than as described in Section 2.1(h));
(c)    all Leases (and related Leased Real Property, if any) and Contracts, in each case, other than Assumed Contracts;
(d)    all Permits other than the Assumed Permits;
(e)    all of Sellers’ certificates of incorporation, certificates of formation, bylaws, limited liability company operating agreements and other organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, unit certificates and other documents relating to the organization, maintenance and existence of any Seller as a corporation, limited liability company or other entity;

(f)    all shares of capital stock, limited liability company interests or other equity securities of any Seller or any of their respective Subsidiaries or securities convertible into, exchangeable, or exercisable for any such shares of capital stock, limited liability company interests or other equity securities of any Seller or any of their respective Subsidiaries;
(g)    all net operating losses of any Seller;
(h)    the Excluded Claims;
(i)    any loans or notes payable to any Seller or any of its Affiliates from any employee of any Seller or any of its Affiliates (other than Ordinary Course of Business employee advances and other than loans or notes from any Transferred Employees);
(j)    any (1) Records containing confidential personal private information including confidential personnel and medical Records pertaining to any Current Employees or Former Employees to the extent the disclosure of such information is prohibited by applicable Law, (2) other Records that Sellers are required by Law to retain, (3) any materials primarily related to any Excluded Assets or Excluded Liabilities, (4) all taxpayer and other identification numbers of each Seller, and (5) any Records or other documents relating to the Chapter 11 Cases that are protected by the attorney-client privilege; provided that Buyer shall have the right to make copies of any portions of such retained Records (other than the Records referenced in subsection (5)) to the extent that such portions relate to the business of the Sellers or any Purchased Asset;
(k)    all Permits other than the Assumed Permits;
(l)    (i) all directors’ and officers’ liability insurance policies, including any tail insurance policies, including the rights of the directors and officers thereunder for coverage (i.e., advancement of expenses and liability coverage with respect to claims made against such officers and directors), and (ii) all insurance benefits and policies primarily relating to or insuring any of the Excluded Assets or Excluded Liabilities, including in the case of (i) and (ii), all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries under such insurance policies;
(m)    all Employee Benefit Plans, including all assets held with respect to such Employee Benefit Plans and any insurance contracts, administrative services agreements or funding arrangements related thereto;
(n)    all estate claims of the Sellers (other than the Purchased Avoidance Actions);
(o)    any warranties, representations, and guarantees to the extent primarily relating to any Excluded Asset, or rights and defenses primarily pertaining to any Excluded Liability; and
(p)    the rights of Sellers under this Agreement and the Related Agreements and all non-cash consideration payable or deliverable to Sellers under this Agreement.
Section 2.3    Assumption of Assumed Liabilities. On the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing (or, with respect to Assumed Liabilities under Assumed Contracts or Assumed Permits that are assumed by Buyer after the Closing, such later date of assumption as provided in Section 2.6 and Section 2.7), Buyer shall assume from Sellers (and from and after the Closing pay, perform, discharge, or otherwise satisfy in accordance with their respective terms), and Sellers shall irrevocably convey, transfer, and assign to Buyer, the following Liabilities, without duplication and only to the extent not paid prior to the Closing and no other Liabilities (collectively, the “Assumed Liabilities”):
(a)    all Cure Amounts under any and all Assumed Contracts in accordance with and subject to the limitations set forth in Section 2.6;
(b)    Liabilities under the Assumed Contracts and Assumed Permits solely to the extent arising from periods occurring on or after the Closing Date that relate (and only to the extent so relating) to facts, circumstances, or occurrences first arising after the Closing, and that do not arise from or relate to, and are not in connection with, any event, circumstance, or condition occurring or existing at or prior to Closing that, with or without notice or lapse of time, would constitute or result in a breach, violation, or default of such Assumed Contract by any Seller or any of their respective Affiliates;
(c)    Liabilities primarily arising out of the ownership or operation of the Purchased Assets, in each case, by Buyer solely to the extent arising from periods occurring on or after the Closing Date; and
(d)    all Liabilities for Taxes relating to the Purchased Assets or the Assumed Liabilities to the extent that such Taxes are imposed with respect to or attributable to any taxable period (or portion thereof) beginning on or after the Closing Date.
Notwithstanding the foregoing, Assumed Liabilities shall not include any post-petition Liabilities of the Sellers that were incurred in violation of the DIP Order or the DIP Loan Documents.
Section 2.4    Excluded Liabilities. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any Liabilities of Sellers, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities (all such Liabilities that Buyer is not assuming being referred to collectively as the “Excluded Liabilities”), and Seller shall be solely and exclusively liable for all such Excluded Liabilities. The Excluded Liabilities shall include:
(a)    the sponsorship of, and all Liabilities at any time arising under, pursuant to or in connection with, all Employee Benefit Plans and all Liabilities related to any Current Employee or Former Employee, contractor or other service provider of any Seller or any Subsidiary thereof;
(b)    all Liabilities relating to or otherwise arising, whether before, on or after the Closing Date, out of, or in connection with, any of the Excluded Assets;
(c)    any and all Liabilities of Sellers for Indebtedness;
(d)    all Liabilities arising from or related to any Proceeding against Sellers or any of their respective Affiliates (including, for the avoidance of doubt, any Proceeding related to fraud, breach of fiduciary duty, misfeasance or under any other theory relating to conduct, performance or non-performance of Sellers, or any of their respective directors, managers, officers, employees or other Representatives), or related to the Purchased Assets or the Assumed Liabilities, pending or threatened or having any other status or with respect to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date (including any breach, default, failure to perform, torts related to performance, violations of Law, infringements or indemnities, guaranties and overcharges, underpayments, or penalties, whether or not in respect of any Contract), including any successor liability claims or that may be owed to or assessed by, any Governmental Entity or other Person, and whether commenced, filed, initiated, or threatened prior to, on, or following the Closing;
(e)    all costs and expenses incurred or to be incurred by Sellers in connection with this Agreement and the consummation of the transactions contemplated hereby or in connection with the Chapter 11 Cases, including those owing for Professional Services;
(f)    all Liabilities for any Taxes (including Taxes payable by reason of contract, assumption, transferee or successor Liability, operation of Law, pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of any state or local law) or otherwise), except to the extent expressly included in the Assumed Liabilities, including Liabilities: (i) of any Seller arising or relating to any taxable period (or portion thereof) prior to the Closing Date, (ii) owed by any of Sellers or any of their direct or indirect beneficial owners or Affiliates (whether or not relating to any taxable period (or portion thereof) prior to the Closing Date), including pursuant to any Tax sharing, Tax indemnity or similar agreement or arrangement to which any Seller (or any Affiliate thereof) is obligated under or a party to, (iii) of any Seller arising in connection with the consummation of the transactions contemplated by this Agreement, (iv) for Taxes or other Liabilities with respect to the Purchased Assets or the business of Sellers with respect to which “responsible person” or similar claims may be made against any of Sellers’ or any of their Affiliates’ employees, managers, officers, directors or similar persons, including pursuant to any wage payment statute, and (v) for Taxes arising from or in connection with an Excluded Asset;
(g)    any Liability for any intercompany accounts payable by any Seller or any of their respective Affiliates;
(h)    all Liabilities of Sellers arising prior to the Closing under or pursuant to Environmental Laws, including with respect to any real property owned, operated, leased, or otherwise used by Sellers, whether or not used in the Ordinary Course of Business;
(i)    all current accrued trade payables to the extent (i) existing on the Closing Date, (ii) incurred after the Petition Date in the Ordinary Course of Business and otherwise in compliance with this Agreement (including Section 5.3) and (iii) not arising under or otherwise relating to any Assumed Liability; and
(j)    drafts or checks outstanding as of the Closing (except to the extent expressly stated as an Assumed Liability).
Section 2.5    Consideration.
(a)    In aggregate consideration for the sale and transfer of the Purchased Assets (the “Purchase Price”) shall be composed of the following:
i.    the Bid; and
ii.    the assumption by Buyer of the Assumed Liabilities.
(b)    The Purchase Price shall be satisfied at the Closing as to:
i.    the Bid, by causing the DIP Lender to (A) acknowledge satisfaction of the portion of the DIP Indebtedness covered by the Bid and (B) to the extent the Bid covers all DIP Indebtedness, release all security interests and liens securing the DIP Indebtedness (collectively, (i)(A) and (i)(B) above, the “Bid And Release”); and
ii.    the amount of the Assumed Liabilities described in Section 2.3, by assuming such Assumed Liabilities through one or more Related Agreements.
Section 2.6    Assumption and Assignment of Contracts.
(a)    The Assumed Contract List sets forth a list of all Contracts and Leases to which a Seller is a party or by which any of their properties or assets are bound and which Buyer has designated to be included as an Assumed Contract, together with estimated Cure Amounts for each Assumed Contract, with such Cure Amounts as agreed to among the various counterparties, Sellers and Buyer, or as determined by the Sale Order or such other Order of the Bankruptcy Court. From time to time prior to the Auction, and as reasonably requested by Buyer in the manner requested by Buyer, Sellers shall update the Assumed Contract List.
(b)    In connection with the assumption and assignment to Buyer of any Assumed Contract pursuant to this Section 2.6:
i.    the cure amounts, if any, necessary to cure all defaults, if any, and to pay all actual pecuniary losses, if any, that have resulted from such defaults under the Assumed Contracts (such amounts, the “Cure Amounts”), in each case as of the Petition Date and to the extent required by Section 365(b) of the Bankruptcy Code and the Sale Order or any other Order of the Bankruptcy Court (or as agreed by the applicable counterparties and the Sellers and Buyer) shall be paid as follows:
(A)    Sellers shall be financially responsible for all Cure Amounts in connection with any Assumed Liabilities with respect to the Development Assets but only to the extent that such Cure Amounts are funded under the DIP Facility, and
(B)    Buyer shall be financially responsible for all Cure Amounts in connection with any Assumed Liabilities with respect to (1) all Commercial Business Assets and (2) all Development Assets but only with respect to Cure Amounts in excess of Sellers’ payment obligations in respect of Cure Amounts;
provided that neither the Cure Amounts paid by Buyer nor any other expense or obligation set forth in this Section 2.6(b) shall reduce, directly or indirectly, any consideration payable to Sellers hereunder; and
ii.    Buyer shall provide sufficient adequate assurance of future performance as of the Sale Hearing necessary to satisfy the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to Assumed Contracts.
(c)    Sellers shall use their respective reasonable best efforts to assign the Assumed Contracts to Buyer on the terms set forth in this Section 2.6 pursuant to the Sale

Order or such other Order of the Bankruptcy Court. In the event Sellers are unable to assign any such Assumed Contract to Buyer pursuant to the Sale Order or such other Order of the Bankruptcy Court or by agreement among the applicable counterparties and the Sellers and the Buyer, then the Parties shall use their reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from Governmental Entities and third parties necessary to assume and assign such Assumed Contracts to Buyer, including payment of Cure Amounts in accordance with Section 2.6(b).
(d)    Notwithstanding the foregoing, but subject to Section 2.7 and Section 5.1, a Contract shall not be an Assumed Contract hereunder and shall not be assigned to, or assumed by, Buyer to the extent that such Contract (i) is rejected by a Seller or terminated by a Seller in accordance with the terms hereof or by the other party thereto, or terminates or expires by its terms, on or prior to the Closing and is not continued or otherwise extended upon assumption; provided, however, that the foregoing shall be subject to the terms of the DIP Facility; or (ii) was not listed on the Assumed Contract List and not provided by Buyer to Sellers at least 14 calendar days prior to the Auction and requires a Consent of any Governmental Entity or other third party (except as permitted by the Bankruptcy Code) in order to permit the sale or transfer to Buyer of Sellers’ rights under such Contract, and no such Consent has been obtained prior to the Closing. In addition, a Permit shall not be assigned to, or assumed by, Buyer to the extent that such Permit requires a Consent of any Governmental Entity or other third party (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to Buyer of Sellers’ rights under such Permit, and no such Consent has been obtained prior to the Closing.
Section 2.7    Schedule Updates.
(a)    Notwithstanding anything to the contrary in this Agreement, and without any increase or decrease in the Purchase Price (other than any resulting increase or decrease in Cure Amounts that are the responsibility of Buyer in accordance with Section 2.6), the Buyer may, in its sole discretion, revise, amend or modify this Agreement and any schedule setting forth the Purchased Assets and the Excluded Assets up to two (2) Business Days prior to the Closing to (i) include in the definition of Purchased Assets (pursuant to the applicable schedule) and to exclude from the definition of Excluded Assets, any Contract or other asset of the Sellers not previously included in the Purchased Assets and require (A) the Sellers to file a notice of assumption and assignment with the Bankruptcy Court, and fix the Cure Amount either by the Sale Order or such other Order of the Bankruptcy Court or as agreed by the applicable counterparty and the Sellers and the Buyer; and (B) the Sellers to provide any necessary notice to the Parties to any such Contract and (ii) to exclude from the definition of Purchased Assets (pursuant to the applicable schedule) and to include in the definition of Excluded Assets, any Assumed Contract or other asset of the Sellers previously included in the Purchased Assets and not otherwise included in the definition of Excluded Assets; provided that no such change of a schedule, the definition of the Purchased Assets or the definition of the Excluded Assets shall reduce the amount of the Purchase Price below the amount of the Bid.
(b)    If any Contract is added to (or removed from) the Assumed Contract List and thereby added to (or removed from) the Purchased Assets as permitted by this Section 2.7, the Sellers shall promptly take such steps as are reasonably necessary, including, if applicable, making any necessary or appropriate updates to the Assumed Contract List (provided that the Parties shall be obligated to pay Cure Amounts in accordance with Section 2.6) and prompt delivery of notice to the non-debtor counterparty, to cause such Contracts to be assumed by the Sellers, and assigned to the

Buyer, on the Closing Date (other than as excluded under the Sale Order and this Agreement).
(c)    If any Contract is removed from the Purchased Assets as permitted by this Section 2.7, all Liabilities to third parties arising under such Contract shall be Excluded Liabilities. Without limiting any of the Buyer’s rights pursuant to this Section 2.7, in the event that the Sale Order does not approve the assignment or transfer of one or more of the Assumed Contracts to the Buyer as Purchased Assets, the Buyer may, in its sole discretion and at any time prior to the Auction, exclude any or all of the Assumed Contracts from the Purchased Assets but may not reduce the amount of the Purchase Price.
(d)    For all purposes of this Agreement (including all representations and warranties of the Sellers contained herein), the Sellers shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Contract and to have cured all defaults thereunder if, and to the extent that, pursuant to the Sale Order or other order of the Bankruptcy Court, the Sellers are authorized and directed to assume and assign the Assigned Contracts to Buyer pursuant to Section 365 of the Bankruptcy Code. For the avoidance of doubt, each Contract that is not an Assumed Contract may be rejected by the Sellers in their sole and absolute discretion, subject to approval by the Bankruptcy Court. Without limiting the foregoing, the failure by the Sellers to disclose any matter related to any Assumed Contract added to the Assumed Contract List after the date hereof shall not be considered a breach of any representations and warranties of the Sellers.
Section 2.8    Closing. The Closing shall take place remotely by electronic exchange of counterpart signature pages commencing at 10:00 a.m. Eastern time on the Closing Date.
Section 2.9    Deliveries at Closing.
(a)    At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following documents and other items:
i.    a counterpart signature page to the Bill of Sale and Assignment and Assumption Agreement, duly executed by each Seller;
ii.    a counterpart signature page to each of the Intellectual Property Assignments, duly executed by each Seller, as applicable;
iii.    a counterpart signature page to the Lease Assignment, duly executed by the applicable Seller;
iv.    a properly completed and duly executed IRS Form W-9 from each Seller;
v.    the officer’s certificate required to be delivered pursuant to Section 7.1(g), in each case duly executed by each applicable signatory thereto; and
vi.    a counterpart signature page to the Transition Services Agreement (if applicable), duly executed by each Seller.
(b)    At the Closing, Buyer shall deliver to Sellers the following documents and other items:

i.    a counterpart signature page to the Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer;
ii.    a counterpart signature page to each of the Intellectual Property Assignments, duly executed by Buyer;
iii.    a counterpart signature page to the Lease Assignment, duly executed by Buyer;
iv.    the Purchase Price, in the form of the Bid And Release, in form reasonably satisfactory to the Sellers (including documentation reasonably acceptable to the Sellers evidencing satisfaction of the DIP Indebtedness);
v.    the officer’s certificate required to be delivered pursuant to Section 7.2(e), duly executed by the applicable signatory thereto; and
vi.    a counterpart signature page to the Transition Services Agreement (if applicable), duly executed by Buyer.
Section 2.10    Allocation. Within 90 calendar days after the Closing Date, Buyer shall in good faith prepare an allocation of the Purchase Price (and all capitalized costs and other amounts treated as purchase price for U.S. federal income Tax purposes) among the Purchased Assets in accordance with Section 1060 of the IRC and the Treasury Regulations thereunder (and any similar provision of United States state or local or non-United States Law, as appropriate). Sellers shall have 30 calendar days following receipt of Buyer’s proposed allocation to review and comment on such proposed allocation and Buyer shall consider such comments in good faith. Thereafter, Buyer shall provide Sellers with Buyer’s final allocation schedule, and Buyer and Sellers shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation; provided that nothing contained herein shall prevent Buyer or Sellers from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of such allocation, and neither Buyer nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the allocation.
ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES
Sellers hereby represent and warrant to Buyer as of the date hereof and as of the Closing Date that, except as set forth in (i) the Company SEC Documents filed on or after January 1, 2022 and publicly available prior to the date hereof (other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements,” and any other disclosures that are predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements), and (ii) the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”), the statements contained in this Article III are true and correct.
Section 3.1    Organization of Sellers; Good Standing.
(a)    Each Seller is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of its state of incorporation or formation, as applicable, and has all requisite corporate, limited liability company or similar power and authority, as applicable, to own, lease and operate its properties and assets and to carry on and conduct the business of the Sellers as currently conducted.
(b)    Except as a result of the commencement of the Chapter 11 Cases, each Seller is duly authorized to do business and is in good standing as a foreign corporation or limited liability company, respectively, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the business of the Sellers requires such qualification, and each Seller does not engage in any activity, or own, lease or operate any properties such as to require it to qualify to do business in any other jurisdiction, in each case except for failures to be so authorized or be in such good standing, as would not, individually or in the aggregate, have a Material Adverse Effect.
(c)    Schedule 3.1(c) of the Disclosure Schedule sets forth a true, complete and correct list of each jurisdiction in which each Seller or any of their Subsidiaries is organized, and in which each is duly licensed or qualified to do business.
(d)    Each of the Subsidiaries of each of the Sellers are set forth on Schedule 3.1(c) of the Disclosure Schedule. Except as set forth on Schedule 3.1(c) of the Disclosure Schedule, none of the Sellers owns any Subsidiaries or shares of capital stock or other equity interests in any other Person.
Section 3.2    Authorization of Transaction.
(a)    Each Seller has all requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and all Related Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all Related Agreements to which a Seller is a party have been duly authorized by such Seller and no other corporate or limited liability company action on the part of any Seller is necessary to authorize this Agreement or the Related Agreements to which it is party or to consummate the Contemplated Transactions.
(b)    This Agreement has been duly and validly executed and delivered by each Seller, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Related Agreements to which any Seller is a party will have been duly and validly executed and delivered by each such Seller, as applicable. Assuming that this Agreement constitutes a valid and legally binding obligation of Buyer, this Agreement constitutes the valid and legally-binding obligations of Sellers, enforceable against Sellers in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. Assuming, to the extent that it is a party thereto, that each Related Agreement constitutes a valid and legally binding obligation of Buyer, each Related Agreement to which any Seller is a party, when executed and delivered, constituted or will constitute the valid and legally-binding obligations of such Seller, as applicable, enforceable against Sellers, as applicable, in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 3.3    Noncontravention; Consents and Approvals.
(a)    Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions (including the Related Agreements), (i) will conflict with or result in a breach of the certificate of incorporation, certificate of formation, bylaws, operating agreement or other organizational documents of any Seller,

(ii) will result in the material violation of any Law to which any Seller is, or its respective assets or properties are, subject, (iii) subject to the entry of the Sale Order, will conflict in any material respect with any Assumed Contract or Assumed Permit, or (iv) subject to and assuming entry of the Sale Order, will conflict in any material respect with, or result in any material violation of or constitute a material breach or default under, any Order of any Governmental Entity applicable to the Sellers or any of the Purchased Assets.
(b)    No Consent, notice or filing is required to be obtained by any Seller from, or to be given by any Seller to, or made by any Seller with, any Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or any Related Agreement. After giving effect to the Sale Order and any applicable order of the Bankruptcy Court authorizing the assignment and assumption of any Contract that is an Assumed Contract hereunder, no Consent, notice or filing is required to be obtained by any Seller from, or to be given by any Seller to, or made by any Seller with, any Person that is not a Governmental Entity in connection with the execution, delivery and performance by any Seller of this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.4    Compliance with Laws. Sellers and all of the Purchased Assets are in compliance with all Laws applicable to the business of the Sellers or the Purchased Assets in all material respects. Sellers have not received any written notice of violation of any Law with respect to any Seller, the business of the Sellers or the Purchased Assets.
Section 3.5    Title to Purchased Assets. Sellers, as of immediately prior to the Closing, have good and valid title to, or, in the case of leased assets, have valid and enforceable leasehold interests in (subject to the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), the Purchased Assets, free and clear of all Liens (except for Permitted Liens), subject to entry of the Sale Order. At the Closing or such time as title is conveyed under Section 2.6, Sellers will convey, subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, good and valid title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Liens (except for Permitted Liens), to the fullest extent permissible under section 363(f) of the Bankruptcy Code and subject to the rights of licensees under section 365(n) of the Bankruptcy Code. Except for the services and rights to be provided or granted to Buyer and its Affiliates pursuant to the Transition Services Agreement, if applicable, the Purchased Assets constitute substantially all of the properties, assets and rights used by the Sellers to conduct and operate the business of the Sellers in all material respects as currently conducted and operated by the Sellers. All of the Purchased Assets are in good working condition, order and repair (ordinary wear and tear excepted) for assets of comparable age and past use and are suitable for use in the Ordinary Course of Business to operate the business of the Sellers substantially as currently conducted and operated by the Sellers. Except as set forth on Schedule 3.5, no Subsidiaries of any Seller hold any assets, properties or rights, and no other Person is engaged in the operation of, or hold rights, title and interest in (except for Permitted Liens) the Purchased Assets.
Section 3.6    Contracts. For purposes of this Agreement, “Material Contract” means any Contract to which any Seller is a party or by which any Seller or any of their respective properties or assets is bound (in each case, excluding any Employee Benefit Plan) that is required to be disclosed and filed as an exhibit to the Company SEC Documents pursuant to the Exchange Act. All Material Contracts have been filed with the Company SEC Documents. No Seller has assigned, delegated or otherwise transferred to any third party any of its rights or obligations with respect to any Material Contract. Each Assumed Contract is valid and binding on Sellers to the extent such Person is a party thereto, as applicable, and to Sellers’ Knowledge, each other party thereto, and is in full force and effect, assuming entry of the Sale Order. Each Seller and, to Sellers’ Knowledge, any other party thereto have performed all material obligations required to be performed by it under each Assumed Contract except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Amounts, assuming entry of the Sale Order. The Assumed Contracts include all Contracts material to the ownership and/or operation of the business of Sellers. Sellers have not, and, to Sellers’ Knowledge, no other party to any Assumed Contract has, commenced any action against any of the Parties to any Assumed Contract or given or received any written notice of any default or violation under any Assumed Contract that has not been withdrawn or dismissed except to the extent such default or violation will be cured as a result of the payment of the applicable Cure Amounts, assuming entry of the Sale Order. To Sellers’ Knowledge, there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any Seller, or to Sellers’ Knowledge, any counterparty under such Assumed Contract. To Sellers’ Knowledge, no Seller has received any notice from any Person that such Person intends to terminate, or not renew, any Assumed Contract. Each Assumed Contract is, or will be upon the Closing, valid, binding and in full force and effect in accordance with its terms.
Section 3.7    Intellectual Property.
(a)    Schedule 3.7(a) of the Disclosure Schedule sets forth the following: (i) a complete list of all Intellectual Property owned by the Sellers and for which a registration has been issued or application for such issuance and registration has been filed (“Owned Intellectual Property”), specifying, where applicable, the name of the record owner, the application, registration or serial or other similar identification number, assignment status (if applicable), the jurisdictions in which a registration has been issued or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of the Registered owner or applicant, as applicable, the date of filing or issuance and solely with respect to Internet domain names, the applicable registrar; (ii) all licenses, sublicenses and other agreements pursuant to which any Seller is authorized to use any Intellectual Property owned or controlled by a third party including the identity of all Parties thereto and the type and date thereof, provided, however, that the Sellers need not list object code end-user licenses granted to end-users in the Ordinary Course of Business that permit use of software products without a right to modify, distribute or sublicense the same; and (iii) all licenses, sublicenses and other agreements (other than end-user licenses in the Ordinary Course of Business) pursuant to which any Seller has granted or promised to grant to any third party any right to use any Intellectual Property, including the identity of all Parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.
(b)    Title, Etc. Each Seller has good and valid right, title and interest in and to and is the sole and exclusive owner of (free and clear of any Liens) Owned Intellectual Property or has a license to use Intellectual Property owned by any third party that is required by such Seller to conduct its business as currently conducted. All Intellectual Property included in the Owned Intellectual Property is unexpired and subsisting and properly recorded with the appropriate Governmental Entity, and no Owned Intellectual Property is subject to any outstanding order, judgment, determination, decree or agreement issued by or with any Governmental Entity adversely affecting such Seller’s use of, or its rights, to such Owned Intellectual Property, and such Seller has not received any written notice of any of the foregoing. There are no Proceedings outstanding or, to the Sellers’ Knowledge, threatened that seeks to challenge or limit such Seller’s ownership of, or right to use or enforce any Owned Intellectual Property.

(c)    Infringement. The conduct of the Sellers’ business, including the design, development, use, import, export, branding, advertising, promotion, marketing, manufacture, offer for sale, and sale of the Products, does not infringe, misappropriate, or conflict with any Intellectual Property of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction. There are no Proceedings outstanding or, to the Sellers’ Knowledge, threatened, and no Seller has received any written notice or claim during the three years prior to Closing, alleging that the conduct of its business infringes the Intellectual Property rights of any Person. There is, and there has been, no unauthorized use, infringement or misappropriation of any Owned Intellectual Property by any Person, including any Current Employee or Former Employee, and no Seller has issued any written notice or claim asserting that any such unauthorized use, infringement or misappropriation is occurring or has occurred.
(d)    Invention Assignments and Confidentiality. All Current Employees and Former Employees, as well as consultants or other independent contractors, of the Sellers who have been engaged in the past or are presently engaged in any research, development, design or similar services that involve the creation of any Owned Intellectual Property have irrevocably assigned that Person’s rights in such Owned Intellectual Property pursuant to invention assignment agreements and have entered into customary confidentiality agreements with the applicable Seller, in each case substantially in the form or forms that have been delivered to Buyer.
(e)    IT Assets. No Person has gained unauthorized access to any of the IT Assets owned, controlled or used by any Seller that has resulted in material Liability to the operation or control of the Purchased Assets. The IT Assets used by the Sellers in the conduct of the business of the Sellers (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by its business as presently conducted, (ii) have not malfunctioned or failed in a manner to materially adversely affect the conduct of its business within the past three years and (iii) are free from material bugs or other material defects.
(f)    Privacy and Security Policies. Each Seller has established and implemented written policies regarding privacy, cyber security and data security that are commercially reasonable, and consistent in all material respects with (i) reasonable practices in the industry of the Sellers and (ii) the written commitments of the Sellers. Each Seller has complied in all material respects with (x) all Laws, rules and regulations regarding data protection and the privacy and security of personal information applicable to the Sellers in the operation of the business of the Sellers, and (y) its privacy policies or commitments to customers and consumers regarding data protection and the privacy and security of personal information. No Person has gained unauthorized access to or misused any personal information in a manner that, individually or in the aggregate, has resulted in a material Liability to the operation or control of the Purchased Assets or an obligation of the Sellers to notify a Governmental Entity.
Section 3.8    Proceedings. Other than the Chapter 11 Cases, Schedule 3.8 of the Disclosure Schedule sets forth all unresolved Proceedings brought by or against any Seller, and to Sellers’ Knowledge, there are no other Proceedings threatened in writing against any Seller which is reasonably likely to adversely affect the ability of any Seller to enter into this Agreement or to consummate the Contemplated Transactions.
Section 3.9    Employees and Employment Matters.
(a)    No Seller is a party to or bound by any collective bargaining agreement covering the Current Employees (as determined as of the date of this Agreement), nor is any Seller aware of any ongoing strike, walkout, work stoppage, or other material collective dispute affecting any Seller with respect to the business of the Sellers. Schedule 3.9(a) of the Disclosure Schedule sets forth a complete and correct list of all Current Employees by: name; title or position; status (part-time, full-time, exempt, non-exempt, etc.); whether paid on a salaried, hourly or other basis; current base salary or wage rate; current target bonus; start date; service reference date (if different from the start date); work location; accrued paid time off; and an indication of whether or not such employee is on leave of absence (the “Employee Roster”).
(b)    There are no grievances or unfair labor practice complaints pending against the Sellers or any of their Subsidiaries before the National Labor Relations Board or any other Governmental Entity with respect to any employees of Sellers.
(c)    Sellers are not liable for any arrears of wages, other compensation or benefits (other than such Liabilities that have been incurred in the Ordinary Course of Business), or any Taxes or penalties for failure to comply with any employment Laws.
(d)    No individual who has performed services for Sellers with respect to the business of the Sellers has been improperly excluded from participation in any Employee Benefit Plan, and none of the Sellers has any direct or indirect Liability, whether absolute or contingent, with respect to any misclassification of any Person as an independent contractor or on any other non-employee basis for such Seller rather than as an employee, with respect to any individual employed, engaged, or leased by the Seller from another employer, or with respect to any misclassification of any employee as exempt versus non-exempt under the Fair Labor Standards Act.
(e)    There is no material employment or labor-related claim pending against any Seller brought by or on behalf of any employee or any Governmental Entity and, to Sellers’ Knowledge, no such claim is threatened. Except as disclosed to Buyer confidentially, in the last three years, to Sellers’ Knowledge, there have been no allegations of sexual or other unlawful harassment or discrimination made on more than one occasion against (i) any officer of any Seller or (ii) any managerial employee of a Seller.
(f)    All employees of Sellers are authorized to work in the United States.
(g)    Except as set forth on Schedule 3.9(g) of the Disclosure Schedule, During the 90-day period prior to the date hereof, there have been no involuntary terminations of employment of any employees of Sellers.
Section 3.10    Employee Benefit Plans. With respect to each Employee Benefit Plan, the Sellers have made available to Buyer true and complete copies (to the extent applicable) of (i) the current plan document (or, if such Employee Benefit Plan is unwritten, a written description of the material terms thereof), including any amendments thereto other than any document that Sellers are prohibited from making available to Buyer as the result of applicable Law relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Department of Labor, (iii) the most recent IRS determination or opinion letter received by the Sellers, (iv) the most recent summary plan description, (v) each current material related insurance Contract or trust agreement, (vi) the most recent actuarial report, financial statement and trustee report, and (vii) all non-routine correspondence with the IRS or United States Department of Labor since January 1, 2020.
Section 3.11    Real Property.

(a)    Sellers do not own any real property.
(b)    Schedule 3.11(b) of the Disclosure Schedule sets forth the address of each Leased Real Property, and a true and complete list of all Leases that are Assumed Contracts (including the date and name of the Parties to such Lease document). Sellers have made available to Buyer a true and complete copy of all Leases that are Assumed Contracts (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for such Leased Real Property, as amended through the date hereof. With respect to each of the Leases that are Assumed Contracts: (i) Sellers’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed in any material respect, and there are no pending disputes with respect to Sellers’ obligations under such Lease that will not be satisfied by the Sale Order; (ii) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) the other party to such Lease is not an affiliate of Sellers; and (iv) the Sellers have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.
(c)    The Leased Real Property and the Leasehold Improvements included in the Purchased Assets comprise all of the real property used in or otherwise related to the operation by Sellers of, the business of the Sellers.
(d)    Sellers have received no written notice of any condemnation, expropriation or other proceeding in eminent domain pending or, to Sellers’ Knowledge, which is threatened, affecting any real property underlying the Leased Real Property or any portion thereof or interest therein.
Section 3.12    Tangible Personal Property. Schedule 3.12 of the Disclosure Schedule sets forth all material Personal Property Leases, and each such material Personal Property Lease is valid and enforceable.
Section 3.13    Permits; Certifications.
(a)    Schedule 3.13(a) of the Disclosure Schedule contains a list of all material Permits (other than any Business Authorizations and Product Registrations) that Sellers hold as of the date hereof in connection with the operations of the business of the Sellers. All such Permits are valid and are in full force and effect and will continue to be so upon Closing. As of the date hereof, there are no Proceedings pending or, to Sellers’ Knowledge, threatened in writing that seeks the revocation, cancellation, suspension, failure to renew or adverse modification of any Assumed Permits, except where a failure of this representation and warranty to be so true and correct would not have a Material Adverse Effect on the ownership and operation of the business of Sellers. All required filings and maintenance obligations with respect to the Assumed Permits have been made or met, all fees and charges with respect to the Assumed Permits have been paid in full, and all required applications for renewal thereof have been filed, except where a failure of this representation and warranty to be so true and correct would not have a Material Adverse Effect on the ownership and operation of the business of Sellers.
(b)    All Products, including the Inventory, have been manufactured, packaged, labeled, tested, stored, shipped, handled, warehoused, and distributed in compliance in all material respects with all Laws, Permits, and Product Registrations.
Section 3.14    Purchased Inventory.

(a)    No Inventory that is Purchased Inventory is materially damaged in any significant way, except for any such damage which would not be material to the Purchased Inventory taken as a whole.
(b)    No Product has been or has been requested by a Governmental Entity to be recalled, withdrawn, removed, suspended, seized, the subject of a corrective action, or discontinued (whether voluntarily or otherwise) (collectively “Recall”). Neither the Sellers, nor, to the Sellers’ Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to the Sellers’ Knowledge, has or is currently threatening or contemplating any Recall of a Product. No Product has been subject to any safety alerts, field notifications, or other written notification of misbranding or adulteration, and neither the Sellers, nor, to the Sellers’ Knowledge, any Governmental Entity or other Person, has sought, is seeking, or, to the Sellers’ Knowledge, has threatened any such alert or notice.
(c)    The Purchased Inventory is free and clear of all Liens (other than Permitted Liens) and is in material compliance with United States federal and applicable state Laws for such products as of the date hereof, except for any such noncompliance which would not be material to the Purchased Inventory taken as a whole.
(d)    The Purchased Inventory is (i) in good, usable and currently marketable condition in the Ordinary Course of Business, and (ii) salable in the Ordinary Course of Business at the carrying value of such Inventory, as shown in the books and records of the Sellers in the Ordinary Course of Business, in accordance in all material respects with all applicable Laws, as the case may be.
Section 3.15    Environmental Matters.
(a)    Each Seller is, and has been during the prior three years, in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and maintaining all permits, licenses and authorizations required under applicable Environmental Laws.
(b)    No Seller has received during the prior three years written notice from any Governmental Entity or third party regarding any actual or alleged violation of or Liability under Environmental Laws.
(c)    No Hazardous Substance has been released at any current or former Leased Real Property, or other real property, by Sellers in material violation of any Environmental Law.
Section 3.16    Financial Statements; SEC Filings.
(a)    The consolidated financial statements of Novan (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), (i) have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or as permitted by Regulation S-X), and (ii) fairly present the consolidated financial position of Novan and its consolidated

Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown).
(b)    Since January 1, 2022, Novan has, in all material respects, timely filed with or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports, certifications, proxy statements, schedules, statements and documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act, as the case may be (such documents and any other documents filed or furnished by Novan with the SEC since January 1, 2022 as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of Novan’s Subsidiaries is required to file periodic reports with the SEC. To Sellers’ Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.
Section 3.17    Brokers’ Fees. Except for amounts due to Raymond James Securities LLC (which amounts are to be paid by the Seller), no Seller has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated to pay.
Section 3.18    No Other Agreements to Purchase. Sellers have not entered into any agreement with any other Person (written or oral) which grants such third party the right or option purchase or acquire from Sellers any Purchased Asset, other than purchase orders for Inventory accepted by Sellers in the Ordinary Course of Business.
Section 3.19    Taxes.
(a)    All income and other material Tax Returns (including any IRS Forms W-2 or Forms 1099) required to be filed by or on behalf of Sellers and all Tax Returns required to be filed in respect of the Purchased Assets have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. All income and other material Taxes of Sellers, whether or not shown on any Tax Return, have been timely paid. Sellers have complied in all material respects with all applicable withholding obligations for Taxes required to have been withheld in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.
(b)    There are no pending, proposed in writing or threatened in writing audits or other proceedings with respect to any Taxes payable by or asserted against Sellers. All deficiencies for Taxes asserted or assessed in writing against Sellers have been fully and timely (within any applicable extension periods) paid, or settled.
(c)    There are no Liens for Taxes on the Purchased Assets other than Permitted Liens.
(d)    There are currently no Proceedings with regard to a material amount of Taxes of Sellers, and Sellers have not received written notice or announcement of any audits or other Actions with respect to a material amount of Taxes.
(e)    Neither Seller has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or similar provisions of state, local or non-U.S. Law) with respect to the Purchased Assets.
(f)    No claim in writing has been made by any Governmental Entity in a jurisdiction where a Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets.

Section 3.20    Business Authorizations; Product Safety and Liability.
(a)    Each Seller owns, holds or lawfully uses (either directly or through its distributors) all authorizations and Permits which are necessary for the ownership, operation or use of the Purchased Assets or the conduct of the business of Sellers, except as would not be material (the “Business Authorizations”), including all Business Authorizations required for the manufacturing, packaging, marketing, promotion, commercialization, testing, clinical investigation, distribution, or sale of the Products (collectively, the “Product Registrations”). Schedule 3.20(a) of the Disclosure Schedule sets forth all Business Authorizations and Product Registrations held by each Seller (organized by Product and country). Each Business Authorization and Product Registration is valid and subsisting and in full force and effect and, subject to satisfaction of applicable consent, notice, transfer, change of ownership or similar requirements under applicable Laws, will continue to be so upon Closing, and each Seller is in compliance in all material respects with the respective terms, conditions and obligations of each such Business Authorization and Product Registration. All fees and charges with respect to such Business Authorizations and Product Registrations, as of the date hereof, have been paid in full and all filing, reporting, and maintenance obligations have been completely and timely satisfied, except, in each case, where failure would be not be material. There are no Proceedings pending or, to the Sellers’ Knowledge, threatened, that would result in the termination, revocation, suspension or the imposition of a restriction or other materially adverse action on any such Business Authorization or Product Registration or the imposition of any fine, penalty or other sanction for violation of any such Business Authorization or Product Registration.
(b)    Each Seller is, and has been, in material compliance with all applicable Laws, Business Authorizations and Product Registrations, including all applicable Laws, Business Authorizations and Product Registrations administered or issued by the FDA or any other Governmental Entity. In the five years prior to the date hereof, no Seller has received any written notice to the effect that such Seller, the business of the Sellers or the Purchased Assets are or may not be in compliance in all material respects with any Law, Business Authorization or Product Registration.
(c)    In the five years prior to the date hereof, no Seller has received any written notice of inspectional observations or other noncompliance, including on a Form FDA 483, warning letters, untitled letters, cyber letters, reprimand, regulatory letter, Establishment Inspection Report, notice of an integrity review, notice of an investigation, request for corrective of remedial action, notice of other adverse finding, notice of deficiency or violation, inspection or audit reports, or similar written communications from any Governmental Entity indicating a failure to comply with applicable Laws that has not been resolved.
(d)    As required under applicable Law or pursuant to a Permit, Business Authorization, or Product Registration, in the five years prior to the date hereof Sellers have maintained, filed, or furnished to the applicable Governmental Entity or Person all material filings, documents, claims, reports, notices, and other submissions (collectively “Reports”), required to be maintained, filed, or furnished on a timely basis, and, at the time of maintenance, filing, or furnishing all such Reports were complete and accurate in all material respects, or were subsequently updated, changed, corrected, or modified, except, in each case, where failure would not be material.
(e)    In the five years prior to the date hereof, neither Sellers nor any officer or, to the Sellers’ Knowledge, agent or employee of any Seller has made any untrue or misleading statement of material fact or fraudulent statement to the FDA or any other

Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis, if such failure was known to the FDA, for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) (and any amendments thereto), in each case relating to the business of the Sellers or the Purchased Assets. Neither Sellers nor any Person providing services to Sellers has ever been investigated by the FDA or other Governmental Entity for data or healthcare program fraud. In the five years prior to the date hereof, neither Sellers nor, to the Sellers’ Knowledge, any Person providing services to Sellers is the subject of any pending or, to the Sellers’ Knowledge, threatened investigation pursuant to the FDA Ethics Policy, or resulting from any other untrue or false statement or omission.
(f)    Neither Sellers, nor, to the Sellers’ Knowledge, any Person providing services to Sellers, nor, to the Sellers’ Knowledge, their respective officers, directors, partners, employees, or agents have been:
i.    debarred or suspended pursuant to 21 U.S.C. § 335a;
ii.    excluded under 42 U.S.C. § 1320a-7 or any similar Law of any Governmental Entity;
iii.    excluded, debarred, suspended or deemed ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration;
iv.    charged, named in a complaint, convicted, or otherwise found liable in any Proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other applicable Law;
v.    disqualified or deemed ineligible pursuant to 21 C.F.R. Parts 312, 511, or 812, or otherwise restricted, in whole or in part, or subject to an assurance pursuant to 21 C.F.R. Parts 312, 511, or 812; or
vi.     had a pending Proceeding, or otherwise received any written notice or other written communication from any Governmental Entity or any Person threatening, investigating, or pursuing (i)-(v) above.
(g)    In the five years prior to the date hereof, each Product is, and has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in all regulatory filings pertaining thereto and made on the container or label for such Product or in connection with its sale. There is no design or manufacturing defect with respect to any Product. In the five years prior to the date hereof, no Seller has received any written notice that such Seller has, and to the Sellers’ Knowledge there is no reasonable basis for any Proceedings against such Seller for, any Liability arising out of any injury to any Person or property as a result of a Product or component thereof manufactured, sold or shipped by, or service provided by, the Sellers.
(h)    For all pre-clinical studies, animal studies, and clinical trials concerning a Product, (collectively "Studies"), the study reports, protocols, and statistical analysis plans (collectively, the “Data”) accurately, completely, and fairly reflects the results from and plans for the Studies in all material respects. The Sellers have no Knowledge of any other studies, the results of which are inconsistent with, or otherwise call into question, the Study results. The Sellers are not aware of any material facts or circumstances related to the safety or efficacy of any Product that would materially and adversely affect the ability to receive or maintain a Permit, Business Authorization, or Product Registration or that would otherwise delay the receipt of the same.
(i)    In the five years prior to the date hereof, neither the Sellers nor, to the Sellers’ Knowledge, any Person providing services to the Sellers has received any written notice from the FDA, any other Governmental Entity, any Institutional Review Board (“IRB”), or other Person or board responsible for the oversight or conduct of any Study, requiring or threatening the termination, suspension, material modification or material restriction, delay, or clinical hold of, or otherwise rejecting any Study that was, is planned to be, or is being conducted. In the five years prior to the date hereof, all Studies were and, if still pending, are being conducted in all material respects in accordance with all applicable Laws, good clinical practices, good laboratory practices, the protocols, procedures and controls designed and approved for such Studies, professional medical and scientific standards, and in accordance with any requirement of an IRB responsible for review of such Studies.
Section 3.21    Health Care Laws; HIPAA Compliance. Each Seller is and, in the five years prior to the date hereof, has been in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation. Each Seller and any Person acting on its behalf, has in effect all Permits, including, without limitation, all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations, as presently conducted. In the five years prior to the date hereof, neither the Sellers nor any Subsidiary thereof has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, or, to the Sellers’ Knowledge, failed to disclose a material fact required to any Governmental Entity, or committed an act, or made a statement that, at the time such statement was made, would constitute a violation of any Health Care Law. As applicable, neither Seller nor any Subsidiary thereof, or any of their respective affiliates, employees or Representatives, has made any untrue statement of fact to any Governmental Entity regarding material claims incurred but not reported, in the five years prior to the Closing Date.
Section 3.22    No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate required to be delivered pursuant to Section 7.1(g), none of Sellers or any other Person on behalf of any Seller makes any express or implied representation or warranty with respect to the Purchased Assets or the Assumed Liabilities or with respect to any information, statements, disclosures, documents, projections, forecasts or other material of any nature made available or provided by the Sellers in that certain datasite administered by Datasite on behalf of Sellers or elsewhere to Buyer or any of its Affiliates or Representatives on behalf of Sellers or any of their respective Affiliates or Representatives. Except for the representations and warranties expressly contained in this Article III (as qualified by the Disclosure Schedule and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement) or in the officer’s certificate required to be delivered pursuant to Section 7.1(g), all other representations and warranties, whether express or implied, are hereby expressly disclaimed by Sellers. Nothing in this Section 3.22 shall limit any rights or remedies of Buyer with respect to a claim arising out of related to Fraud.

ARTICLE IV
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Sellers as follows as of the date hereof and as of the Closing Date:
Section 4.1    Organization of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.
Section 4.2    Authorization of Transaction.
(a)    Buyer has full corporate power and authority to execute and deliver this Agreement and all Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.
(b)    The execution, delivery and performance of this Agreement and all other Related Agreements to which Buyer is a party have been duly authorized by Buyer, and no other corporate action on the part of Buyer is necessary to authorize this Agreement or the Related Agreements to which it is a party or to consummate the Contemplated Transactions.
(c)    This Agreement has been duly and validly executed and delivered by Buyer, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the Related Agreements to which Buyer is a party will have been duly and validly executed and delivered by Buyer. To the extent this Agreement constitutes a valid and legally-binding obligation of Sellers, this Agreement constitutes a valid and legally-binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity. To the extent each Related Agreement constitutes a valid and legally-binding obligation of each Seller party thereto, each Related Agreement to which Buyer is a party, when executed and delivered, constituted or will constitute the valid and legally-binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.
Section 4.3    Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions (including the assignments and assumptions referred to in Section 2.6) will (i) conflict with or result in a breach of the certificate of incorporation, bylaws, or other organizational documents, of Buyer, (ii) subject to any consents required to be obtained from any Governmental Entity, violate any Law to which Buyer is, or its assets or properties are subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which Buyer is a party or by which it is bound, except, in the case of either clause (ii) or (iii), for such conflicts, breaches, defaults, accelerations or rights as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement or any of the Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair to the ability of Buyer to consummate the transactions contemplated by this Agreement or by the Related Agreements.
Section 4.4    Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer that will adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
Section 4.5    Adequate Assurances Regarding Executory Contracts. Buyer will be capable of satisfying as of the Sale Hearing the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts.
Section 4.6    Sufficiency of Funds. Buyer has, and will have at the Closing, sufficient funds in an aggregate amount necessary to pay the cash portion of the Purchase Price at the Closing.
Section 4.7    Brokers’ Fees. Neither Buyer nor any of its Affiliates has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated to pay.
Section 4.8    No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Article IV or in the officer’s certificate required to be delivered pursuant to Section 7.1(g), each Seller, on behalf of itself and each of its Affiliates, acknowledges and agrees that neither Buyer nor any other Person on behalf of Buyer makes, and no Seller has relied on the accuracy or completeness of any express or implied representation or warranty with respect to Buyer or with respect to any other information provided by or on behalf of Buyer.
ARTICLE V
PRE-CLOSING COVENANTS
The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):
Section 5.1    Notices and Consents.
(a)    To the extent required by the Bankruptcy Code or the Bankruptcy Court, Sellers shall give any notices to third parties, and each Seller shall use its commercially reasonable efforts to obtain any third party Consents or sublicenses; provided, however, that neither Sellers nor Buyer shall be required to incur any Liabilities or provide any financial accommodation, in order to obtain any such third party Consent with respect to the transfer or assignment of any Purchased Asset.
(b)    Sellers and Buyer shall cooperate with one another (a) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law in connection with this Agreement and the Contemplated Transactions and (b) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers; provided, however, that Sellers’ obligations hereunder shall only continue until the Chapter 11 Cases are closed or dismissed.
(c)    To the extent permitted by applicable Law and the terms of the Purchased Assets, in the event any third party Consent has not been obtained by the Closing, at the

Buyer’s request, the Party contemplated to be transferring such Purchased Asset under this Agreement (the “Transferring Party”) shall hold in trust for the Buyer, as applicable, the relevant Purchased Asset until the earlier of such time as (i) the third party Consent is obtained, (ii) the Chapter 11 Cases are closed or dismissed or (iii) Buyer elects not to assume or otherwise receive or accept assignment or other transfer of such Purchased Asset. During such time period (and subject to the availability of funds for such purpose), Buyer shall comply with all applicable covenants and obligations under the Purchased Assets, including the payment of any costs or expenses in connection therewith. Buyer shall be entitled to receive all of the benefits of the Transferring Party under the Purchased Asset. Buyer shall satisfy all Liabilities with respect to such Purchased Assets until the earlier of such time as (i) the third party Consent is obtained, (ii) the Chapter 11 Cases are closed or dismissed or (iii) Buyer elects not to assume such Purchased Asset, and shall indemnify and hold Sellers harmless with respect to any such reasonable out-of-pocket expenses arising in the Ordinary Course of Business pursuant to a budget to be reasonably agreed to by the Parties in good faith arising or otherwise relating to such period; provided that each Seller covenants and agrees that in the event of clause (iii), it will wind down such Purchased Asset as soon as commercially reasonable and shall take all commercially reasonable measures to avoid or mitigate any losses, expenses and Liabilities.
(d)    Subject to the terms and conditions set forth in this Agreement and applicable Law, Buyer and Sellers shall (A) promptly notify the other Party of any communication to that Party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions, (B) if practicable, permit the other Party the opportunity to review in advance all the information relating to Sellers and their respective Subsidiaries or Buyer and its Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Agreement and the transactions contemplated by this Agreement and consider in good faith the other Party’s reasonable comments, (C) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement and the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, and (D) furnish the other Party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, provided, however, that any materials or information provided pursuant to any provision of this Section 5.1(d) may be redacted before being provided to the other Party (i) to remove references concerning the valuation of Buyer, Sellers, or any of their Subsidiaries, (ii) financing arrangements, (iii) as necessary to comply with contractual arrangements, and (iv) as necessary to address reasonable privilege or confidentiality issues. Sellers and Buyer may, as each deems advisable and necessary, reasonably designate any commercially or competitively sensitive material provided to the other under this Section 5.1(d) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and any retained consultants or experts of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Buyer, as the case may be). Each of Sellers and Buyer shall promptly notify the other Party if such Party becomes aware that any third party has any objection to the Agreement on antitrust or anti-competitive grounds.
Section 5.2    Bankruptcy Actions.

(a)    Sellers shall have commenced the Chapter 11 Cases no later than July 18, 2023.
(b)    On the Petition Date, the Sellers shall file the Sale Motion, which motion shall seek the Bankruptcy Court’s (i) entry of the Sale Procedures Order and (ii) entry of the Sale Order by no later than the Sale Order Deadline that provides the Parties, inter alia, consummate the Closing as soon as practicable after the entry of the Sale Order and no later than three days following the entry of the Sale Order, subject to the satisfaction of all conditions to the obligations of Sellers and Buyer as set forth in Article VII (other than conditions with respect to actions Sellers and/or Buyer will take at the Closing itself, but subject to the satisfaction or waiver of those conditions). The Sellers and Buyer agree, and the Sale Procedures Order shall reflect the fact that, the provisions of this Agreement are reasonable, were a material inducement to the Buyer to enter into this Agreement and are designed to achieve the highest or best offer for the Purchased Assets.
(c)    Sellers shall provide Buyer with a reasonable opportunity to review and comment upon all motions, applications, and supporting papers relating to the transactions contemplated by this Agreement prepared by Sellers or any Affiliates (including forms of orders and notices to interested Parties) prior to the Petition Date. All motions, applications, and supporting papers prepared by Sellers and relating to the transactions contemplated by this Agreement to be filed on behalf of Sellers after the date hereof shall be approved in form and substance by Buyer.
(d)    Each of Buyer and Sellers shall continue to act in good faith and without any improper conduct, including collusion or fraud of any kind.
(e)    Each of Buyer and Sellers shall promptly take such actions as are reasonably requested by the other party to assist in obtaining entry of the Sale Order and the Sale Procedures Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Sellers of their obligations under this Agreement and the Related Agreements and demonstrating that Buyer is a good faith buyer under Section 363(m) of the Bankruptcy Code.
(f)    Unless the Bankruptcy Court enters an order approving a private sale of the Purchased Assets to Buyer without a requirement to complete a public sale after competitive bidding, pursuant to the terms of the proposed Sale Procedures Order, Sellers shall, among other things, solicit bids from other prospective purchasers for the sale of all or substantially all of the Purchased Assets on terms and conditions substantially the same in all respects to this Agreement (or more favorable terms to Sellers) and in accordance with the procedures set forth in the proposed Sale Procedures Order, and Sellers shall adhere to those procedures.
(g)    Sellers shall use commercially reasonable efforts to provide appropriate notice of the hearings on the Sale Motion to all Persons entitled to notice, including, but not limited to, all Persons that have asserted Liens in the Purchased Assets, all Parties to the Assumed Contracts and all Taxing authorities in jurisdictions applicable to Sellers and as otherwise required by the Bankruptcy Code and bankruptcy rules.
(h)    Sellers shall serve a cure notice by first class mail on all non-debtor counterparties to all Non-Real Property Contracts and Leases as required by the Sale Procedures Order and provide a copy of the same to Buyer.

(i)    In the event that the Bankruptcy Court has not (a) entered the Sale Procedures Order by the Applicable Deadline or (b) entered the DIP Order by the Applicable Deadline (either such event, a “Conversion Trigger Event”) in accordance with the Sale Procedures Order, the Parties shall use their respective reasonable best efforts to obtain an order of the Bankruptcy Court to enter an order approving this Agreement as a “private sale” no longer subject to overbids. Following a Conversion Trigger Event, (x) Sections 5.2(f), Section 7.1(f) and 8.1(k) of this Agreement shall be deemed to have become null and void, (y) the Outside Date as defined in this Agreement shall be amended to be the date that is 30 days following the Petition Date (or, in the event the conditions to the obligations of Sellers and Buyer as set forth in Article VII (other than conditions with respect to actions Sellers and/or Buyer will take at the Closing itself) have been satisfied as of the Conversion Trigger Event and the Conversion Trigger Event occurs on a date that is less than two Business Days prior to the Outside Date (as so amended), the date that is two Business Days after the Conversion Trigger Event) and (z) the Parties shall take such further action as necessary to make any other applicable amendments or modifications to this Agreement such that this Agreement no longer contemplates a “public sale” subject to overbids as contemplated by Section 5.2(f). In the event of a conflict between the provisions of this Section 5.2(i) and the terms of the proposed Sale Procedures Order, the terms of the proposed Sale Procedures Order shall control.
Section 5.3    Conduct of Business.
(a)    Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or restricted pursuant to the Bankruptcy Code, the DIP Order or the DIP Loan Documents, as the case may be, or (iii) expressly required by this Agreement, during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Buyer otherwise consents in writing (such consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall (i) continue to operate their businesses and the Purchased Assets in compliance with all Laws and pay all of their respective post-petition obligations in the Ordinary Course of Business in compliance with and as contemplated by the DIP Budget, (ii) use its and their commercially reasonable efforts to preserve substantially intact their goodwill and relationships with employees, suppliers, vendors, licensors, licensees, distributors, consultants, customers, and other Persons, in each case, having material relationships with Sellers (other than making any payment of any pre-petition claim except as approved by the Bankruptcy Court and as contemplated in the DIP Budget), (iii) use commercially reasonable efforts not to take, or agree to or commit to assist any other Person in taking, any action (x) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (y) that would reasonably be expected to impair the ability of Sellers or Buyer to consummate the Closing in accordance with the terms hereof or to materially delay such consummation, and (iv) shall make all post-petition payments related to Assumed Contracts (other than Cure Amounts) that become or became due or payable pursuant to the terms thereof to the extent provided in the DIP Budget.
(b)    Except as (i) required by applicable Law, (ii) required by order of the Bankruptcy Court or restricted pursuant to the Bankruptcy Code, the DIP Order or the DIP Loan Documents, as the case may be, (iii) expressly required by this Agreement, or (iv) expressly set forth in Schedule 5.3(b) of the Disclosure Schedule, and without limiting the generality of the restrictions set forth in Section 5.3(a), during the period from the date of this Agreement until the Closing (or such earlier date and time on which this Agreement is terminated pursuant to Article VIII), unless Buyer otherwise consents in writing (such consent shall not be unreasonably withheld, conditioned or delayed), the

Sellers shall not do or take any of the following actions (whether by merger, operation of law or otherwise):
i.    use any proceeds borrowed under the DIP Loan Agreement except as set forth in the DIP Budget (as the same may be updated from time to time in accordance with the DIP Loan Documents and subject to permitted variances under the DIP Loan Documents);
ii.    (A) issue, sell, encumber or grant any shares of the capital stock or other equity or voting interests of any Seller, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of such capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of such capital stock or other equity or voting interests; (B) redeem, purchase or otherwise acquire any of the outstanding shares of capital stock or other equity or voting interests of any Seller, or any rights, warrants or options to acquire any shares of such capital stock or other equity or voting interests, (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of the capital stock or other equity or voting interests of any Seller, or (D) split, combine, subdivide or reclassify any shares of the capital stock or other equity or voting interests of any Seller;
iii.    issue, incur, assume or otherwise become liable for (i) any indebtedness for borrowed money, (ii) any notes, mortgages, bonds, debentures or other debt securities or warrants or other rights to acquire any notes, mortgages, bonds, debentures or other debt securities of any Seller, (iii) any letters of credit, security or performance bonds or similar credit support instruments or overdraft facilities or cash management programs of any Person, (iv) any amounts owing as deferred purchase price for property or services, including any capital leases, seller notes and “earn out” payments, or other contingent payment obligations, or (v) any guarantee of any of the foregoing obligations of another Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”);
iv.    sell, divest, distribute, assign, license, mortgage, pledge, encumber, transfer, lease or sublease to any Person, or otherwise dispose of, in a single transaction or series of related transactions, any of the Purchased Assets, except  dispositions of Inventory in exchange for fair value in cash in the Ordinary Course of Business or to the extent permitted by the DIP Loan Documents;
v.    enter into any commitment for, make or authorize capital expenditures in excess of $25,000 for any individual commitment and $100,000 for all commitments in the aggregate, including for property, plant and equipment, except for those, if any, that are expressly contemplated by the DIP Budget;
vi.    make any acquisition of, or investment in, or otherwise acquire, any properties, assets, securities, or business (including by merger, asset acquisition, equity purchase, or other transaction), except for any acquisition of Inventory in the Ordinary Course of Business;
vii.    other than as required by applicable Law, as contemplated by the DIP Budget or as set forth on Schedule 5.3(b)(vii) of the Disclosure Schedule, (1) grant to any current or former director, officer, employee, contractor or other service provider of any Seller any increase in compensation or benefits, (2) grant to any current or former director, officer, employee, contractor or other service provider of any Seller any severance, retention, change in control, termination or similar compensation or benefits, (3) grant or amend any equity, equity-based or other incentive or similar awards, (4) other than as required by any Contract or Employee Benefit Plan as in effect as of the date of this Agreement and made available to Buyer, pay any amount to any current or former director, officer, employee, contractor or other service provider of any Seller, (5) establish, adopt, enter into, materially amend or voluntarily terminate any Employee Benefit Plan or (6) take any action to accelerate or modify the vesting of, or payment of, any compensation or benefit, including under any Employee Benefit Plan;
viii.    make any changes in financial accounting methods, principles, practices, procedures, or policies, except insofar as may be required by changes, after the date of this Agreement (A) in GAAP or (B) or any applicable Law, including Regulation S-X under the Securities Act;
ix.    sell, lease, transfer, license, abandon, or otherwise dispose of, or grant any Lien (other than Permitted Liens), on any assets, other than sales of Inventory in the Ordinary Course of Business in exchange for fair value in cash or except to the extent permitted by the DIP Loan Documents;
x.    waive, release, assign, institute, compromise, settle, or offer to do any of the foregoing, with respect to any pending or threatened Proceedings related to any Seller, their respective businesses, the Purchased Assets or the Assumed Liabilities, other than (i) as required by order of the Bankruptcy Court or restricted pursuant to the Bankruptcy Code, the DIP Order or the DIP Loan Documents, as the case may be or (ii) involving solely money damages not in excess of $75,000 individually, or $150,000 in the aggregate (which damages, for further clarity, will constitute Excluded Liabilities);
xi.    (A) terminate, amend, supplement, modify or waive any provision of, fail to timely exercise any reserved right under, or accelerate any rights, benefits or obligations under, any Assumed Contract, except the expiration in accordance with its terms, (B) enter into any Contract that would have been a Material Contract if executed prior to the date of this Agreement; or (C) assume, reject or assign any (i) Contract that may become an Assumed Contract other than through the assumption and assignment of the Assumed Contracts, as contemplated by this Agreement, to Buyer, or (ii) Lease;
xii.    (A) abandon, cancel, fail to renew, permit to lapse (1) any Owned Intellectual Property that is used in the conduct of the business of Sellers or is otherwise material or (2) any Intellectual Property licensed by the Sellers to the extent that a Seller has the right to take or cause to be taken such action pursuant to the terms of the applicable Contract under which such Intellectual Property is licensed to the applicable Seller Party, (B) sell, transfer, license, lease, sublease, pledge or otherwise encumber any Owned Intellectual Property or Intellectual Property that is licensed by any Seller, other than non-exclusive licenses of Owned Intellectual Property granted to customers or vendors in the Ordinary Course of Business, or (C) disclose any trade secrets or confidential information other than pursuant to a written non-disclosure agreement in the Ordinary Course of Business;

xiii.    fail to use commercially reasonably efforts to renew and maintain the validity of their respective rights in, to or under any material Intellectual Property;
xiv.    amend in any material respect, cancel or permit to terminate any material insurance policy naming any Seller or a Subsidiary of any Seller as an insured, a beneficiary or a loss payable payee without first obtaining comparable substitute insurance coverage with no lapse in coverage;
xv.    grant any material waiver under or materially amend or modify, or surrender, revoke, permit to lapse or otherwise terminate any Permit or Business Authorization;
xvi.    (1) make, revoke or change any material Tax election or method of accounting with respect to Taxes, (2) file any Tax Return (other than in the Ordinary Course of Business and consistent with past practice and applicable Law) or amend any Tax Return, (3) enter into any closing agreement related to Taxes, or (4) enter into any Tax allocation, sharing, indemnity or similar agreement or arrangement; and
xvii.    authorize any of, or commit, agree or promise, in writing or otherwise, to take any of, the foregoing actions.
It is understood and agreed that certain actions may be contemplated by one or more provisions of this Section 5.3, and, in such event, such action may only be taken (or omitted to be taken) if so permitted by each such provision of this Section 5.3. Nothing contained in this Agreement is intended to give Buyer or its Affiliates, directly or indirectly, the right to control or direct any of the Sellers’ or their Subsidiaries’ operations or business prior to the Closing, and nothing contained in this Agreement is intended to give any Seller, directly or indirectly, the right to control or direct Buyer’s or its Subsidiaries’ operations.  Prior to the Closing, each of Buyer and the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 5.4    Notice of Developments. From the date hereof until the Closing Date, each of the Sellers (with respect to itself), as the case may be, shall promptly disclose to Buyer, on the one hand, and Buyer shall promptly disclose to Sellers, on the other hand, in writing (in the form of an updated Disclosure Schedule, if applicable) after attaining knowledge (as applicable to each of Sellers and Buyer) of any real or alleged failure of any of Sellers or Buyer to comply with or satisfy any of their respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement in any material respect; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement if such party objects to the disclosures contained in such notice within five days of receipt of such notice.
Section 5.5    Access. Upon reasonable advance written request by Buyer, Sellers shall permit Buyer and its Representatives to have reasonable access to, and make reasonable investigation of, during normal business hours, subject to the terms of Leases and in a manner so as not to interfere unreasonably with the normal business operations of Sellers, to all of the books and records, premises, properties, personnel, Records, Contracts, businesses, assets, accountants, auditors, counsel and operations of the Sellers related to the business of the Sellers; provided, however, that, for the avoidance of doubt, the foregoing shall not require any Party to waive, or take any action with the effect of waiving, its attorney-client privilege or any confidentiality obligation to which it is bound with respect thereto or take any action in violation of applicable Law. Sellers shall cause their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Buyer and Buyer’s Representatives in connection with such investigation and examination, and Buyer and its Representatives shall cooperate with Sellers and their respective Representatives and shall use their reasonable efforts to minimize any disruption to the business of the Sellers.
Section 5.6    Press Releases and Public Announcements. After notice to and consultation with Buyer, after the Petition Date (but not before), Sellers shall be entitled to disclose, only to the extent required by applicable Law or by order of the Bankruptcy Court, this Agreement and all information provided by Buyer in connection herewith to the Bankruptcy Court, the United States Trustee, the Committee, parties in interest in the Chapter 11 Cases. Other than statements made in the Bankruptcy Court (or in pleadings filed therein), no Party shall issue (prior to, on or after the Closing) any press release or make any public statement or public communication without the prior written consent of the other Parties, which shall not be unreasonably withheld or delayed; provided, however, that (i) Sellers, without the prior consent of Buyer, may (A) make any such public announcement in connection with the Auction after having provided Buyer at least one Business Day to review and comment on such release or announcement (which comments shall be reasonably considered by the Seller) and (B) communicate with its and its Affiliates’ investors and potential investors relating to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Section 5.6, nothing shall preclude and claims or noticing agent engaged in the Chapter 11 Cases from posting this Agreement for access to the Sellers’ creditors and other stakeholders or as required by applicable Law to be filed by Novan with, or otherwise furnished by Novan to (as applicable), the SEC.
Section 5.7    Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to the non-compliance therewith. The Parties intend that pursuant to section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Liens on the Purchased Assets (other than Permitted Liens), including any Liens arising out of the bulk transfer Laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.
Section 5.8    Release of Claims. Notwithstanding anything contained herein to the contrary (including any restriction contained in Section 5.3) not later than the Closing, the Sellers shall deliver to Buyer a full, irrevocable and unconditional release of any and all claims, actions, refunds, causes of action, choses in action, actions, suits or proceedings, rights of recovery, rights of setoff, rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against Buyer and its respective current and former officers, directors, stockholders, employees, agents, representatives, attorneys, investors, parents, predecessors, subsidiaries, successors, assigns, and affiliates, each of the foregoing in their capacity as such (individually and collectively, the “Buyer Released Parties”), from all actions, causes of action, damages, claims, and demands whatsoever, in law or in equity, known or unknown, contingent or liquidated, whether direct claims or for indemnification or contribution, that the Sellers ever had, now has, or may have against the Buyer Released Parties in connection with any event, conduct or circumstance occurring prior to the Closing, except, in each case, with respect to (i) any rights of the Sellers under this Agreement, any of the Related Agreements, any of the DIP Loan Documents or any other agreement between the Parties entered after the date hereof and (ii) fraud, gross negligence or willful misconduct of the Buyer Released Parties. The foregoing release shall be effective upon approval by a Final Order of the Bankruptcy Court.
Section 5.9    Transition Services Agreement. Upon the request by Buyer following the date of this Agreement and prior to the date that is five Business Days prior to the Closing

Date, the Parties shall negotiate in good faith a customary transition services agreement by and between Sellers, on the one hand, and Buyer, on the other hand (the “Transition Services Agreement”), in a form reasonably satisfactory to the Parties, pursuant to which the Parties shall provide reasonable assistance in transitioning the Purchased Assets from Sellers to Buyer for a period mutually agreed, with each of the Parties bearing their own respective costs in connection with such Transition Services Agreement (unless otherwise agreed in the Transition Services Agreement).
ARTICLE VI
OTHER COVENANTS
The Parties agree as follows with respect to the period from and after the Closing:
Section 6.1    Cooperation. Each of the Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Purchased Assets and Assumed Liabilities from Sellers to Buyer and to minimize the disruption to the business of the Sellers resulting from the Contemplated Transactions.
Section 6.2    Further Assurances. In case at any time from and after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement, subject to the terms and conditions of this Agreement and the terms and conditions of the Sale Order, at any Party’s request and sole cost and expense, each Party shall take such further action (including the execution and delivery to any other Party of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation and providing materials and information) as another Party may reasonably request as shall be necessary to transfer, convey and assign to Buyer all of the Purchased Assets, to confirm Buyer’s assumption of the Assumed Liabilities and to confirm Sellers’ retention of the Excluded Assets and Excluded Liabilities. Without limiting the generality of this Section 6.2, to the extent that either Buyer or Sellers discovers any additional assets or properties which the Parties mutually agree should have been transferred or assigned to Buyer as Purchased Assets but were not so transferred or assigned, Buyer and Sellers shall cooperate and execute and deliver any instruments of transfer or assignment necessary to transfer and assign such asset or property to Buyer.
Section 6.3    Availability of Business Records. From and after the Closing, Buyer shall provide to Sellers and their respective Representatives (after reasonable notice and during normal business hours and without charge to Sellers) reasonable access to all Records included in the Purchased Assets for periods prior to the Closing and reasonable access to Transferred Employees to the extent such access is necessary in order for Sellers (as applicable) to comply with applicable Law or any contract to which it is a party, for liquidation, winding up, Tax reporting or other proper purposes and so long as such access is subject to an obligation of confidentiality, and shall preserve such Records until the latest of (i) three years after the Closing Date, (ii) the required retention period for all government contact information, records or documents, (iii) the conclusion of all bankruptcy proceedings relating to the Chapter 11 Cases or (iv) in the case of Records related to Taxes, the expiration of the statute of limitation applicable to such Taxes. Such access shall include access to any information in electronic form to the extent reasonably available.
Section 6.4    Employee Matters.
(a)    Within 10 days prior to Closing (or on such other timeline as agreement by the Parties) Sellers will update the Employee Roster. At least five days prior to the Closing, Buyer will identify the employees (or corresponding positions) on the Employee Roster to whom Buyer intends make an offer of employment. Prior to Closing, Buyer shall offer employment to the employees listed on such schedule (an “Offeree”) to the extent such employee is an employee of a Seller and remains employed by such Seller immediately prior to the Closing on employment terms as Buyer may determine in its sole discretion.
(b)    Each Offeree of Sellers who accept offers for employment with Buyer prior to the Closing shall be referred to herein as a “Transferred Employee.” Effective as of the Closing, each Transferred Employee shall cease to be an employee of any Seller or their Affiliates. Each Offeree of Sellers who is not a Transferred Employee shall be referred to herein as an “Excluded Employee.”
(c)    Following the date of this Agreement:
i.    Sellers will allow Buyer or any of its Representatives reasonable access upon reasonable advance notice to meet with and interview the individuals listed on the Employee Roster during normal business hours;
ii.    Sellers shall not, nor shall any Seller authorize or direct or give express permission to any Affiliate, officer, director or employee of any Seller or any Affiliate, to (A) interfere with Buyer’s or its Representatives’ rights under Section 6.4(a) to make offers of employment to any Offeree, or (B) solicit or encourage any Offeree not to accept, or to reject, any such offer of employment;
iii.    Sellers shall provide reasonable cooperation and information to Buyer or the relevant Representative as reasonably requested by Buyer or such Representative with respect to its determination of terms and conditions of employment for any Offeree;
iv.    Sellers shall process the payroll for and pay, or cause to be paid, the base wages, base salary and benefits that are due and payable prior to the Closing Date with respect to all employees of Sellers. Sellers shall withhold and remit all applicable payroll taxes as required by Law prior to the Closing Date with respect to all employees of Sellers as of such date; and
v.    For the sake of clarity Buyer does not assume any Liability with respect to Excluded Employees, including for paying any accrued wages, paid time off or other accrued compensation obligations of Excluded Employees.
(d)    Nothing in this Section 6.4 shall be construed as requiring, and neither Sellers nor any of their Affiliates shall take any affirmative action that would have the effect of requiring Buyer to continue any specific employee benefit plan or to continue the employment of any specific person. Nothing in this Agreement is intended to establish, create or amend, nor shall anything in this Agreement be construed as establishing, creating or amending, any employee benefit plan, practice or program of Buyer, any of its Affiliates or any of Sellers’ Employee Benefit Plans, nor shall anything in this Agreement create or be construed as creating any contract of employment or as conferring upon any Current Employee, Transferred Employee or upon any other person, other than the Parties to this Agreement in accordance with its terms, any rights to enforce any provisions of this Agreement under ERISA or otherwise.
Section 6.5    Transfer Taxes. To the extent not exempt under Section 1146 of the Bankruptcy Code, Buyer shall pay all Transfer Taxes. Sellers and Buyer shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

Section 6.6    Insurance Policies. From and after the Closing, Buyer shall have the right to make claims and the right to any proceeds with respect to any matter related to the Assumed Liabilities under any insurance policies for occurrence-based claims pertaining to, arising out of, and inuring to the benefit of any Seller for all periods prior to the Closing, and Sellers shall use commercially reasonable efforts to seek recovery or allow Buyer to seek recovery (including by executing or delivering any document, agreement, instrument or other information as Buyer may request to seek such recovery) under such insurance policies, and each Seller shall cooperate with all of Buyer’s reasonable requests if it seeks recovery, with respect to such matters and shall remit (or, at Buyer’s request, direct any such insurer to pay directly to Buyer) any insurance proceeds actually obtained therefrom (net of such Seller’s reasonable and documented out-of-pocket costs and expenses of seeking such recovery, to the extent not otherwise paid or reimbursed by Buyer) to Buyer or its designee.
Section 6.7    Receipt of Misdirected Assets. From and after the Closing, if any Seller or any Affiliate thereof receives, or becomes aware that it holds, any right, property or asset that is a Purchased Asset, the applicable Seller shall promptly transfer or cause such of its Affiliates to transfer (without cost to Buyer) such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Buyer or its designee, and such asset will be deemed the property of Buyer or its designee held in trust by such Seller for Buyer until so transferred. From and after the Closing, if Buyer or any of its Affiliates receives, or becomes aware that it holds, any right, property or asset that is an Excluded Asset, Buyer shall promptly transfer or cause such of its Affiliates to transfer (without cost to Sellers) such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks or other documents) to Sellers, and such asset will be deemed the property of Sellers or its designee held in trust by Buyer for Sellers until so transferred.
Section 6.8    No Successor Liability. The Parties intend that, to the fullest extent permitted by applicable Law (including under Section 363 of the Bankruptcy Code), upon the Closing, Buyer shall not be deemed to: (a) be the successor of any Seller, (b) have, de facto or otherwise, merged with or into any Seller, (c) be a mere continuation or substantial continuation of any Seller or the enterprise(s) of Sellers or (d) be liable or have any Liability for any acts or omissions of Sellers in the conduct of their businesses or arising under or related to the Purchased Assets other than as expressly set forth and agreed in this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Parties intend that Buyer shall have no Liability for any Lien (other than the Assumed Liabilities and Permitted Liens on the Purchased Assets) against Sellers or any of Sellers predecessors or Affiliates, and Buyer shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or in connection with the transactions contemplated to occur on the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the businesses of Sellers, the Purchased Assets or any Liability of Sellers arising prior to, or relating to any period occurring prior to, the Closing Date. The Parties agree that the Sale Order shall contain provisions substantially in the form set forth in this Section 6.8.
Section 6.9    Covenant Not to Compete; Non-Solicitation.
(a)    For a period commencing on the Closing Date and ending on the three-year anniversary of the Closing Date (the “Restricted Period”), each Seller shall not, directly or indirectly, establish, finance, own, manage, operate, engage in or otherwise participate in the conduct of any business that is the same or substantially similar to and directly or indirectly competes in any respect with the business of the Sellers as conducted in the 12 months prior to the Closing Date.

(b)    During the Restricted Period, each Seller shall not (i) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of Buyer to terminate his, her or its relationship with Buyer; (ii) directly or indirectly solicit, encourage or attempt to solicit or encourage any of the employees, agents, independent contractors, consultants or representatives of Buyer to become employees, agents, representatives, consultants or independent contractors of any other Person; (iii) directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of Buyer with respect to any product or service being furnished, made, sold or leased by Buyer; or (iv) persuade or seek to persuade any customer of Buyer to cease to do business or to reduce the amount of business that such customer has customarily done prior to the Closing Date with the Sellers.
(c)    The Parties expressly acknowledge that it would be difficult to measure the damages that might result from any breach of this Section 6.9, and that any such breach will result in immediate, substantial and irreparable injury to Buyer for which it will have no adequate remedy at law. Buyer shall be entitled to, without the posting of any bond, seek an injunction or other equitable relief issued by a court of competent jurisdiction enjoining and restraining any violation or threatened violation of this Section 6.9 by any Seller. Each Seller acknowledges and agrees that this Section 6.9 is (i) a material inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby, and (ii) reasonable under the circumstances to protect the Purchased Assets and goodwill acquired by Buyer under this Agreement. Rights and remedies provided for in this Section 6.9 are cumulative and shall be in addition to rights and remedies otherwise available to the Parties hereunder or under any other agreement or applicable law.
(d)    If any provision contained in this Section 6.9 is for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Section 6.9, but this Section 6.9 will be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The Parties intend that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform this Section 6.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as will be valid and enforceable under such applicable law.
(e)    It is expressly agreed by Buyer that in no event will the restrictions set forth in this Section 6.9 apply or be deemed or interpreted to apply to any other Person other than Seller itself.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    Conditions to Buyer’s Obligations.
Subject to Section 7.3, Buyer’s obligation to consummate the Contemplated Transactions in connection with the Closing is subject to satisfaction or written waiver of the following conditions (any or all of which may be waived in writing by the Sellers and the Buyer in whole or in part to the extent permitted by applicable Law):
(a)    as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 3.1, Section 3.2 or Section 3.3 shall be true and correct in all respects other than de minimis exceptions, and (ii) each other representation or warranty set forth in Article III shall be true and correct in all respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;
(b)    Sellers shall have performed and complied with their covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Sellers shall have caused the documents and instruments required by Section 2.9(a) to be delivered to Buyer (or tendered subject only to Closing);
(c)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;
(d)    the Sale Order shall have been entered by the Bankruptcy Court and shall have become a Final Order;
(e)    (i) no Default or Event of Default (in each case as such term is defined in the DIP Loan Agreement) shall have occurred and be continuing under the DIP Loan Agreement arising from the appointment of an examiner with expanded powers pursuant to Section 1104(c) of the Bankruptcy Code or a trustee or any of the Chapter 11 Cases being dismissed or converted to a case under Chapter 7 under the Bankruptcy Code; and (ii) no other Default or Event of Default shall have occurred and be continuing under the DIP Loan Agreement under circumstances where, on or prior to the date of such other Default or Event of Default, there shall have been Fraud or a Willful Breach committed by either Seller under or in respect of the DIP Loan Agreement;
(f)    the DIP Order and DIP Loan Documents shall have been approved and shall not have been terminated; and
(g)    Sellers shall have delivered a certificate from an authorized officer of each Seller to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) have been satisfied.
Section 7.2    Conditions to Sellers’ Obligations. Subject to Section 7.3, Sellers’ obligation to consummate the Contemplated Transactions in connection with the Closing are subject to satisfaction or written waiver of the following conditions (any or all of which may be waived in writing by the Sellers and the Buyer in whole or in part to the extent permitted by applicable Law):
(a)    as of the date hereof and as of the Closing (in each case, except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date), (i) each representation or warranty contained in Section 4.1,

Section 4.2 or Section 4.3 shall be true and correct in all respects other than de minimis exceptions, and (ii) each other representation or warranty set forth in Article IV shall be true and correct in all material respects, except where the failure of such representations and warranties referred to in this clause (ii) to be true and correct, individually or in the aggregate with other such failures, would not reasonably be expected to materially prevent, restrict or delay the consummation of the Contemplated Transactions or by any Related Agreement; provided, however, that for purposes of determining the accuracy of representations and warranties referred to in clause (ii) for purposes of this condition, all qualifications as to “materiality” and “Material Adverse Effect” contained in such representations and warranties shall be disregarded;
(b)    Buyer shall have performed and complied with its covenants and agreements hereunder to the extent required to be performed prior to the Closing in all material respects, and Buyer shall have caused the documents, instruments and payments required by Section 2.9(b) to be delivered to Sellers (or tendered subject only to Closing);
(c)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and that has the effect of making the Closing illegal or otherwise prohibiting the consummation of the Closing;
(d)    the Sale Order shall have been entered by the Bankruptcy Court and shall have become a Final Order; and
(e)    Buyer shall have delivered a certificate from an authorized officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3    No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on the failure of any condition to its obligation to consummate the Contemplated Transactions set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts with respect to those matters contemplated by the applicable Sections of this Agreement to satisfy the conditions to the consummation of the Contemplated Transactions or other breach of a representation, warranty or covenant hereunder.
Section 7.4    Closing Efforts. Subject to, and in accordance with, (i) the terms and conditions of this Agreement, (ii) applicable Law and (iii) any requirements, conditions or other Proceedings of the Bankruptcy Court, each of the Parties shall use its reasonable best efforts to take promptly all actions and to do all things necessary, proper or advisable to satisfy the conditions to the other Party’s obligations set forth herein and to consummate the Contemplated Transactions.
Section 7.5    Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied as of the Closing will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Closing.

ARTICLE VIII
TERMINATION
Section 8.1    Termination of Agreement. This Agreement may be terminated in accordance with this Article VIII and the Contemplated Transactions abandoned at any time prior to the Closing (each a “Termination Event”):
(a)    by the mutual written consent of Buyer, on the one hand, and Sellers, on the other hand;
(b)    by written notice of either Buyer or Sellers, if there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited, or upon the issuance by any Governmental Entity of an Order restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions or declaring unlawful the Contemplated Transactions, and such Order having become final, binding and non-appealable; provided that no termination may be made by a Party under this Section 8.1(b) if the issuance of such Order was caused by the breach or action or inaction of such Party;
(c)    by written notice of either Buyer or Sellers, if the Closing shall not have occurred on or before the Outside Date;
(d)    by written notice of either Buyer or Sellers, if any of the Chapter 11 Cases is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, or if a trustee or examiner with expanded powers to operate or manage the financial affairs or reorganization of the Sellers is appointed in the Chapter 11 Cases;
(e)    by Buyer, if (i) the Sale Procedures Order shall not have been entered by the Bankruptcy Court on or before the Applicable Deadline, (ii) the Auction has not concluded on or before the 45th calendar day after the earliest Petition Date of Sellers, (iii) the Sale Order shall not have been entered by the Bankruptcy Court on or before the 55th calendar day after the earliest Petition Date of Sellers, (iv) at any time after entry of the Sale Procedures Order, such Sale Procedures Order (including, without limitation, the provisions therein relating to the bid protections) is reversed, stayed, vacated or otherwise modified by the Bankruptcy Court, or (v) at any time after entry of the Sale Order, such Sale Order is reversed, stayed, vacated or otherwise modified;
(f)    by Buyer by giving written notice to Sellers at any time prior to Closing in the event Sellers have breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 7.1(a) and 7.1(b) hereof, as the case may be, would not then be satisfied at the time of such breach, Buyer has notified Sellers of the breach, and the breach has continued without cure for the earlier of 10 days following the proposed Closing Date;
(g)    by Sellers by giving written notice to Buyer at any time prior to Closing in the event Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 7.2(a) and 7.2(b) hereof, as the case may be, would not then be satisfied at the time of such breach, Sellers have notified Buyer of the breach, and the breach has continued without cure for the earlier of 10 days following the proposed Closing Date;
(h)    by written notice from Sellers to Buyer, if all of the conditions set forth in Section 7.1 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the

Closing) or waived and Buyer fails to complete the Closing at the time required by Section 2.8;
(i)    by written notice from Buyer to Sellers upon (i) the occurrence of any Event of Default (as defined in the DIP Order or any DIP Loan Documents) arising from Fraud, Willful Breach by either of the Sellers, appointment of an examiner with expanded powers pursuant to Section 1104(c) of the Bankruptcy Code or a trustee or any of the Chapter 11 Cases being dismissed or converted to a case under Chapter 7 under the Bankruptcy Code or (ii) the occurrence of any other Default or Event of Default under the DIP Loan Agreement if, on or prior to the date of such other Default or Event of Default, there shall have been Fraud or a Willful Breach committed by either Seller under or in respect of the DIP Loan Agreement;
(j)    by Buyer if any secured creditor of any Seller obtains relief from the stay to foreclose on a material portion of the Purchased Assets; or
(k)    automatically and without any action or notice by Sellers to Buyer, or Buyer to Sellers, immediately upon:
i.    approval by the Bankruptcy Court of an Alternate Transaction, unless Buyer has agreed to be a “back-up bidder” under the Sale Procedures Order; or
ii.    the consummation of an Alternate Transaction.
Notwithstanding anything to the contrary contained herein, (i) in no event may Buyer terminate this Agreement under Section 8.1(f) on account of Buyer’s failure to satisfy the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to any proposed Assumed Contract, and (ii) a Party shall not be permitted to terminate this Agreement pursuant to this Article VIII if the applicable Termination Event was caused by the breach of such Party or such Party’s gross negligence, willful misconduct, or bad faith or such Party is in material breach of any covenant, representation or warranty hereunder such that the conditions in Section 7.1(a)-(b) or Section 7.2(a)-(b), as applicable, would fail to be satisfied at the Closing.
Section 8.2    Procedure Upon Termination. In the event of termination and abandonment by Buyer, on the one hand, or Sellers, on the other hand, or both, pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by Buyer or Sellers.
Section 8.3    Breakup Fee.
(a)    Upon the closing of an Alternate Transaction, Sellers shall immediately pay to Buyer the Breakup Fee.
(b)    Sellers’ obligation to pay the Breakup Fee pursuant to this Section 8.3 shall be subject to Bankruptcy Court approval and shall survive termination of this Agreement and shall constitute an administrative expense of Sellers under section 503(b) of the Bankruptcy Code.
(c)    The Sellers acknowledge and agree that (A) the payment of the Breakup Fee is an integral part of the transactions contemplated by this Agreement, (B) in the absence of the Sellers’ obligations to make this payment, the Buyer would not have entered into this Agreement, (C) time is of the essence with respect to the payment of the

Breakup Fee and (D) the Breakup Fee shall constitute part of the DIP Indebtedness and shall be secured by the DIP Lien (as defined in the DIP Order) on the Collateral (as defined in the DIP Order) and be entitled to the other DIP Protections (as defined in the DIP Order). If the Sellers fail to take any action necessary to cause the delivery of the Breakup Fee under circumstances where the Buyer is entitled to the Breakup Fee and, in order to obtain such Breakup Fee the Buyer commences a suit which results in a judgment in favor of the Buyer, the Sellers shall pay to the Buyer, in addition to the Breakup Fee, an amount in cash equal to the costs and expenses (including reasonable attorney’s fees) incurred by the Buyer in connection with such suit.
(d)    The Parties further acknowledge that the damages resulting from termination of this Agreement under circumstances where Buyer is entitled to the Breakup Fee are uncertain and incapable of accurate calculation and that the delivery of the Breakup Fee to the Buyer is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate the Buyer in the circumstances where the Buyer is entitled to the Breakup Fee for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, and that, without these agreements, the Buyer would not enter into this Agreement.
(e)    Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.4, and except in the event of Willful Breach of this Agreement by Sellers, the Breakup Fee shall be the sole and exclusive remedy of Buyer upon a termination of this Agreement under circumstances where Buyer is entitled to the Breakup Fee.
Section 8.4    Effect of Termination(a)    . In the event that this Agreement is validly terminated pursuant to a right of termination as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement effective as of the date of such termination and such termination shall be without Liability to Buyer or the Sellers; provided, however, that Section 8.1, Section 8.2, Section 8.3, this Section 8.4, Article IX and the Sale Procedures Order (if entered) shall survive any such termination and shall be enforceable hereunder. In no event shall any termination relieve any Party from any Liability from any Willful Breach of this Agreement prior to the date of such termination or from any Proceeding by Buyer or its Affiliates related to or arising out of Fraud. “Willful Breach” means a material breach of this Agreement or the DIP Loan Agreement, as applicable, that is a consequence of an intentional act or intentional failure to act with the actual knowledge that the taking of the act or failure to act would result in a material breach of this Agreement or the DIP Loan Agreement, respectively.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Remedies. The Parties recognize that if a Party breaches or refuses to perform any of their covenants set forth in this Agreement, monetary damages alone would not be adequate to compensate the non-breaching Party for their injuries. The non-breaching Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of, or to enjoin the violation of, the terms of such covenants. If any Proceedings are brought by the non-breaching Party to enforce such covenants, the breaching Party shall waive the defense that there is an adequate remedy at Law. The Parties agree to waive any requirement for the security or posting of any bond in connection with any Proceeding seeking specific performance of, or to enjoin the violation of, such covenants. The Parties agree that the only permitted objection that they may raise in response to any action for specific performance of such covenants is that it contests the existence of a breach or threatened breach of such covenants.
Section 9.2    Expenses. Except as otherwise provided in this Agreement, the DIP Order, the DIP Loan Documents or a Related Agreement, Sellers and Buyer shall bear their own expenses, including attorneys’ fees, incurred in connection with the negotiation and execution of this Agreement, the Related Agreements and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Contemplated Transactions.
Section 9.3    Entire Agreement. This Agreement (including the schedules and exhibits hereto and other documents specifically referred to herein) and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or among the Parties, written or oral, with respect to the subject matter hereof.
Section 9.4    Incorporation of Schedules, Exhibits and Disclosure Schedule. The schedules, appendices and exhibits to this Agreement, the documents and other information made available in the Disclosure Schedule are incorporated herein by reference and made a part hereof.
Section 9.5    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
Section 9.6    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of all Parties; provided, however, that (i) Buyer shall be permitted to assign any of its rights hereunder to one or more of its Affiliates, as designated by Buyer in writing to Sellers; (ii) Buyer shall remain liable for all of its obligations under this Agreement after any such assignment; and (iii) Sellers shall be permitted to assign any of their rights hereunder pursuant to a confirmed plan under Chapter 11 of the Bankruptcy Code or pursuant to an order of the Bankruptcy Court.
Section 9.7    Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent by email (with written confirmation of transmission); or (iv) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers, then to:	Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, North Carolina 27703
Attention: Paula Brown Stafford; John M. Gay
Email: [***]

with a copy to:	Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, North Carolina 27609
Attention: Gerald F. Roach; Christopher B. Capel; James R. Jolley
Email: [***]

and

Morris, Nichols, Arsht & Tunnell LLP
1201 N Market St # 1600, Wilmington, DE 19801
Wilmington, DE 19801
Attention: Derek Abbot
Email: [***]

If to Buyer, then to:	Ligand Pharmaceuticals, Incorporated
3911 Sorrento Valley Blvd., Suite 110
San Diego, California 92121
Attention: Chief Financial Officer
Email: [***]

with a copies (which shall not constitute notice) to:	Ligand Pharmaceuticals, Incorporated
3911 Sorrento Valley Blvd., Suite 110
San Diego, California 92121
Attention: General Counsel
Email: [***]

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Craig Wolfe
Email: [***]

Any Party may change the mailing address or email address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner set forth in this Section 9.7.

Section 9.8    Governing Law; Jurisdiction. This Agreement shall in all aspects be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, and the obligations, rights and remedies of the Parties shall be determined in accordance with such Laws. The Parties agree that any Proceeding one Party commences against any other Party pursuant to this Agreement shall be brought exclusively in the Bankruptcy Court and each of the Parties hereby irrevocably consents to the jurisdiction of the Bankruptcy Court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Bankruptcy Court or that any such suit, action or proceeding which is brought in the Bankruptcy Court has been brought in an inconvenient forum; provided that if the Bankruptcy Court is unwilling or unable to hear any such Proceeding, then the courts of the State of Delaware, sitting in New Castle County, Delaware, and the federal courts of the United States of America sitting in New Castle County, Delaware, shall have exclusive jurisdiction over such Proceeding.
Section 9.9    Consent to Service of Process. Each of the Parties hereby consents to process being served by any Party, respectively, in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.7.
Section 9.10    WAIVERS OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.
Section 9.11    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement so long as the economic or legal substance of the Contemplated Transactions is not affected in a manner adverse to any Party. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties shall negotiate in good faith to find a suitable and equitable provision that shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability in any one jurisdiction affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 9.12    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
Section 9.13    No Survival of Representations, Warranties and Agreements. Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such party prior to the Closing) of the Parties set forth in this Agreement or in any other Related Agreement, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing. Each covenant and agreement that explicitly contemplates performance after the Closing, will, in each case and to such extent, expressly survive the Closing in accordance with its terms, and if no term is specified, then for six years following the Closing Date, and nothing in this Section 9.13 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Buyer and Sellers acknowledge and agree, on their own behalf and, with respect to Buyer that the agreements contained in this Section 9.13 (a) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for six years; and (b) are an integral part of the Contemplated Transactions and that, without the agreements set forth in this Section 9.13, none of the Parties would enter into this Agreement.
Section 9.14    Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement will have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the parties to this Agreement or for any Proceeding based upon, arising out of or related to this Agreement.
Section 9.15    Construction. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. The word “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereto” and “hereby,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Unless expressly stated in connection therewith or the context otherwise requires, the phrase “relating to the business” and other words of similar import shall be deemed to mean “relating to the operation of the business of the Sellers as conducted as of the date hereof.” Except as otherwise provided herein, references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Exhibits, Appendices and the Disclosure Schedule herein are references to Articles, Sections, clauses, subclauses, subparagraphs, Schedules, Appendices, Exhibits and the Disclosure Schedule of this Agreement. Any reference herein to any Law (or any provision thereof) shall include such Law (or any provision thereof) and any rule or regulation promulgated thereunder, in each case, including any successor thereto, and as it may be amended, modified or supplemented from time to time. Any reference herein to “dollars” or “$” means United States dollars.
Section 9.16    Computation of Time. In computing any period of time prescribed by or allowed with respect to any provision of this Agreement that relates to Sellers or the Chapter 11 Cases, the provisions of rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.
Section 9.17    Mutual Drafting. Each of the Parties has participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 9.18    Disclosure Schedule. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Schedules, and any disclosure in the Disclosure Schedule will be deemed a disclosure against any representation or warranty set forth in this Agreement if the purpose for disclosure in such other section of the Schedules or again any other representation or warranty is reasonably apparent on its face.

Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedule or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business or consistent with past practice, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedule or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedule or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedule will be deemed to broaden in any way the scope of the Parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan or arrangement which terms will be deemed disclosed for all purposes of this Agreement. The information contained in this Agreement, in the Disclosure Schedule and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of contract.
Section 9.19    No Waiver or Release. Notwithstanding anything herein to the contrary, all terms, conditions, covenants, representations and warranties contained in the DIP Order and the DIP Loan Documents, and all rights, powers and remedies of the DIP Secured Parties and all of the obligations of the Sellers thereunder (including, without limitation, the obligation to reimburse the DIP Secured Parties for fees and expenses incurred in connection with preparation and negotiation of this Agreement to the extent set forth therein), are reserved and are not amended, modified, limited or otherwise affected by the terms and conditions of this Agreement.
Section 9.20    Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.21    Counterparts; Facsimile and Email Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 9.22    Time of Essence. Time is of the essence of this Agreement.

SIGNATURE PAGE TO
ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
SELLERS:

NOVAN, INC.

By /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: President, Chief Executive Officer, and Chairman

EPI HEALTH, LLC

By /s/ Paula Brown Stafford
Name: Paula Brown Stafford
Title: Chief Executive Officer

BUYER:

LIGAND PHARMACEUTICALS INCORPORATED

By /s/ Matthew Korenberg
Name: Matthew Korenberg
Title: President and Chief Operating Officer

[Signature Page to Asset Purchase Agreement]